                                                Filed Pursuant to Rule 424(b)(5)
                                            Registraton Statement No. 333-87139


     THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY CHANGE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 12, 2000

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 24, 1999)
                                5,500,000 SHARES

                               [FLEXTRONICS LOGO]
                                ORDINARY SHARES
                           -------------------------

     Flextronics International Ltd. is offering 5,500,000 ordinary shares in a firm commitment underwriting. On June 8, 2000, the last reported sale price of the ordinary shares on the Nasdaq National Market was $62.50 per share.
                           -------------------------

     The ordinary shares are listed on the Nasdaq National Market under the symbol "FLEX."
                           -------------------------

     INVESTING IN THE ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT.
                           -------------------------

                                                              PER SHARE     TOTAL
                                                              ---------   ----------
Offering Price..............................................  $           $
Discounts and Commissions to Underwriters...................
Offering Proceeds to Flextronics............................

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     We have granted the underwriters the right to purchase up to an additional 825,000 ordinary shares to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the offering. Banc of America Securities LLC expects to deliver the ordinary shares to investors on or
about                       , 2000.
BANC OF AMERICA SECURITIES LLC
                       SALOMON SMITH BARNEY
                                          THOMAS WEISEL PARTNERS LLC
                                                         LEHMAN BROTHERS
                           -------------------------

                                             , 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
Forward-Looking Statements..................................    ii
Prospectus Supplement Summary...............................   S-1
Risk Factors................................................   S-6
Dividends...................................................  S-12
Use of Proceeds.............................................  S-12
Price Range of Ordinary Shares..............................  S-12
Capitalization..............................................  S-13
Selected Supplemental Consolidated Financial Data...........  S-14
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-16
Business....................................................  S-26
Underwriters................................................  S-36
Legal Matters...............................................  S-38
Index to Financial Statements...............................   F-1


                            PROSPECTUS
About This Prospectus.......................................     2
Where You Can Find More Information.........................     2
Forward-Looking Statements..................................     3
The Company.................................................     4
Enforcement of Civil Liabilities............................     4
Risk Factors................................................     4
Use of Proceeds.............................................     4
Description of Capital Shares...............................     4
Taxation....................................................     7
Plan of Distribution........................................     8
Legal Matters...............................................     9
Experts.....................................................     9

     The information in this prospectus supplement assumes that the underwriters' over-allotment option will not be exercised. In addition, the financial information in this prospectus supplement includes the results of operations and balance sheet of The DII Group, Inc. and Palo Alto Products International Pte. Ltd. each of which we acquired in April 2000, in transactions accounted for as pooling of interests. In this prospectus supplement and in the accompanying prospectus, references to "$" are to United States dollars and references to "S$" are to Singapore dollars. In this prospectus supplement only, all information pertaining to share and per share amounts reflects the two-for-one stock split effected as a bonus issue, the Singapore equivalent of a stock dividend, paid on December 22, 1999. In the accompanying prospectus, all information pertaining to share and per share amounts does not reflect this stock split.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus (including the documents incorporated by reference in the prospectus) contain forward-looking statements. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions identify these forward-looking statements. These forward-looking statements are contained principally under the headings "Prospectus Supplement Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Because these forward-looking statements are also subject to risks and uncertainties, actual results may differ materially from the expectations expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include those described in "Risk Factors," as well as:

     - our ability to carry out our strategies;

     - the planned expansion of our facilities and operations;

     - potential acquisitions;

     - adoption of outsourcing by original equipment manufacturers;

     - our ability to become an integral part of our customers' operations;

     - our ability to win new customer programs;

     - tax matters;

     - currency fluctuations; and

     - our planned opening of industrial parks in Brazil, Hungary and Poland.

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                         PROSPECTUS SUPPLEMENT SUMMARY

     You should read the following summary together with the more detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus, including the documents incorporated by reference in the prospectus.

                                  THE COMPANY

     We are a leading provider of advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the telecommunications and networking, consumer electronics and computer industries. Our strategy is to provide customers with the ability to outsource, on a global basis, a complete product where we take responsibility for engineering, supply chain management, assembly, integration, test and logistics management. We provide complete product design services, including electrical and mechanical, circuit and layout, radio frequency and test development engineering services. Our manufacturing services include the fabrication and assembly of plastic and metal enclosures, PCBs and backplanes. We believe that we have developed particular strengths in advanced interconnect, miniaturization and packaging technologies, and in the engineering and manufacturing of wireless communications products employing radio frequency technology. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution.

     Through a combination of internal growth and acquisitions, we have become the world's third largest provider of electronics manufacturing services, with revenues of $5.7 billion and EBITDA (earnings before interest, taxes, depreciation and amortization) of $391.4 million in fiscal 2000. In addition, we have increased our manufacturing square footage from 1.5 million square feet on April 1, 1998 to 11.2 million square feet to date. We offer a complete and flexible manufacturing solution that provides accelerated time-to-market and time-to-volume production, reduced production costs and advanced engineering and design capabilities. By working closely with and being highly responsive to customers throughout the design, manufacturing and distribution process, we believe that we can be an integral part of their operations. We believe that our size, global presence, broad service offerings and expertise enable us to win large programs from leading multinational OEMs for the manufacture of advanced electronics products.

     Our customers include industry leaders such as Cisco Systems, Inc., Ericsson Business Networks AB, Hewlett-Packard Company, Lucent Technologies Inc., Microsoft Corporation, Motorola, Inc., Nokia Corp., Palm Computing and Philips Electronics. Due to our focus on high growth technology sectors, our prospects are influenced by such major trends as the upgrade of the communications and Internet infrastructure, the proliferation of wireless devices, increasing product miniaturization and other trends in electronics technologies. In addition, our growth is affected by the pace at which leading OEMs are continuing to adopt outsourcing as a core business strategy.

     We have established an extensive network of manufacturing facilities in the world's major electronics markets -- Asia, the Americas and Europe -- to serve the increased outsourcing needs of both multinational and regional OEMs. We strategically locate facilities near our customers and their end markets. In fiscal 2000, production in the Americas represented 43% of our net sales, production in Europe represented 39% of our net sales and production in Asia represented 18% of our net sales. We have also established fully integrated, high volume industrial parks in low cost regions near our customers' end markets. These industrial parks provide total supply chain management by co-locating our manufacturing and distribution operations with our suppliers at a single location. This approach to production and distribution is designed to benefit our customers by reducing logistical barriers and costs, increasing flexibility, lowering transportation costs and reducing turnaround times. Our industrial parks are located in China, Hungary and Mexico and we are building new industrial parks in Brazil, Hungary and Poland. In addition to our industrial parks, we have established product introduction centers which provide engineering expertise in developing new products and preparing them for high volume manufacturing.

INDUSTRY OVERVIEW

     With electronics products growing in technical complexity and experiencing shorter product lifecycles in response to customer requirements, the demand for advanced manufacturing capabilities and related services has grown rapidly. Many OEMs in the electronics industry are increasingly utilizing electronics manufacturing service providers in their business and manufacturing strategies. Outsourcing allows OEMs to take advantage of the manufacturing expertise and capital investments of electronics manufacturing service providers, thereby enabling OEMs to concentrate on their core competencies, such as product development, marketing and sales. We believe that by developing strategic partnerships with electronics manufacturing service providers, OEMs can enhance their competitive position by:

     - reducing production costs;

     - accelerating time-to-market and time-to-volume production;

     - accessing advanced manufacturing, design and engineering capabilities;

     - reducing capital investment requirements and fixed overhead costs;

     - improving inventory management and purchasing power; and

     - accessing worldwide manufacturing capabilities.

STRATEGY

     Our objective is to provide customers with the ability to outsource, on a global basis, a complete product, with Flextronics taking responsibility for the engineering, supply chain management, assembly, integration, test and logistics management to accelerate their time-to-market and time-to-volume. To achieve this objective, we will continue to implement the following strategies:

     Develop and Enhance Our Customers' Product Development and Manufacturing Strategy. We believe we can become an integral part of our customers' operations by working closely with them throughout the design, manufacturing and distribution process, and by offering flexible, highly responsive services. We believe our customer relationships are strengthened through a management approach which fosters rapid decision-making and a customer service orientation that responds quickly to frequently changing customer design specifications and production requirements. Our approach allows our customers to focus on their core competencies, enabling them to accelerate their time-to-market and time-to-volume production.

     Leverage Our Global Presence. We have established an extensive network of design and manufacturing facilities in the world's major electronics markets -- Asia, the Americas and Europe -- to serve the increased outsourcing needs of both multinational and regional OEMs. Our global network of manufacturing facilities in 23 countries gives us the flexibility to transition customer projects to any of our locations. This flexibility allows design, prototyping and initial production to be located near the customer's own research and development centers, so that manufacturing can then be moved to locations closer to their end markets, or transitioned to low-cost regional manufacturing facilities or industrial parks as volumes increase over the product life-cycle.

     Expand Our Industrial Park Strategy. Our industrial parks are self-contained facilities that co-locate our manufacturing and distribution operations with our suppliers in low-cost regions near our customers' end markets. Our industrial parks provide total supply chain management. This approach to production and distribution benefits our customers by reducing logistical barriers and costs, improving communications, increasing flexibility, lowering transportation costs and reducing turnaround times. We have strategically established large industrial parks in Doumen, China, Sarvar and Zalaegerszeg, Hungary and Guadalajara, Mexico, and are currently building new industrial parks in Gdansk, Poland, Sao Paulo, Brazil and Nyiregyhaza, Hungary.

     Offer Comprehensive and Integrated Design and Manufacturing Solutions. We offer a comprehensive range of engineering, supply chain management, assembly, integration, test and logistics management services to our customers that simplifies the global product development process and provides them meaningful cost savings. Our capabilities help our customers improve product quality and performance, reduce costs and accelerate time-to-market.

     Streamline Business Processes Through Information Technologies. We utilize new information technologies that streamline business processes for our customers. For example, we use innovative Internet supply chain solutions to improve order placement, tracking and fulfillment. We are also able to provide our customers with online access to product design and manufacturing process information. Integrating our information systems with those of our customers allows us to assist our customers in improving their communications and relationships across their supply chain.

     Pursue Strategic Opportunities. We have actively pursued acquisitions and purchases of manufacturing facilities to expand our worldwide operations, broaden our service offerings, diversify and strengthen our customer relationships and enhance our management depth. We will continue to review opportunities and are currently in preliminary discussions to acquire manufacturing operations and enter into acquisitions. We cannot assure the terms of, or that we will complete, such transactions. We will continue to selectively pursue strategic transactions that we believe will further our business objectives.

RECENT DEVELOPMENTS

     Since the end of fiscal 2000, we have completed several major acquisitions and entered into new strategic relationships to expand our management team, global reach, manufacturing capacity, technological capabilities and service offerings. On April 3, 2000, we acquired DII, a leading provider of electronics manufacturing and design services, operating through a global network of operations in the Americas, Asia/ Pacific and Europe. On April 7, 2000, we acquired Palo Alto Products International, an industrial design services company with plastic molding and enclosure assembly operations in Taiwan, Thailand and the United States. In addition, we have completed several smaller acquisitions and facilities acquisitions. In connection with our mergers with DII and Palo Alto Products International, we expect to record a one-time charge of approximately $180.0 million in the first quarter of fiscal 2001. We estimate that the cash portion of this one-time charge will be approximately $120.0 million.

     On May 30, 2000, we entered into a strategic alliance for product manufacturing with Motorola, Inc. This alliance provides incentives for Motorola to purchase over $30.0 billion of products and services from us until December 31, 2005. We anticipate that this relationship will encompass a wide range of products, including cellular phones, pagers, set-top boxes and infrastructure equipment, and will involve a broad range of services, including design, PCB fabrication and assembly, plastics, enclosures and supply chain services. The relationship is not exclusive and does not require that Motorola purchase any specific volumes of products or services from us. Our ability to achieve any of the anticipated benefits of this relationship is subject to a number of risks, including our ability to provide our services on a competitive basis and to expand our manufacturing resources, as well as demand for Motorola's products. In connection with this strategic alliance, Motorola will pay $100.0 million to us for an equity instrument that entitles it to acquire 11,000,000 Flextronics ordinary shares at any time through December 31, 2005, upon meeting targeted purchase levels or making additional payments to us. The issuance of this equity instrument will result in a one-time non-cash charge of approximately $290.0 million in the first quarter of fiscal 2001, offset by a corresponding credit to shareholders' equity. Therefore, our financial position will not change as a result of this one-time non-cash charge. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions, Purchases of Facilities and Other Strategic Transactions."

                                  THE OFFERING

Ordinary shares............  5,500,000 shares

Ordinary shares to be
outstanding after the
offering...................  193,747,589 shares, excluding 825,000 shares subject to the underwriters' over-allotment option

Use of proceeds............  The net proceeds will be used to fund the further expansion of our business, including additional working capital and capital expenditures and general corporate purposes. We may use a portion of the net proceeds for strategic acquisitions or investments.

Nasdaq National Market
symbol.....................  FLEX

     The number of ordinary shares to be outstanding after the offering is based on the number of ordinary shares actually outstanding as of March 31, 2000. This number excludes a total of 26,996,651 ordinary shares subject to outstanding options or reserved for issuance under our share option plans and share purchase plans.

            CONCURRENT PRIVATE OFFERING OF SENIOR SUBORDINATED NOTES

     Concurrently with this offering, we are offering $450 million aggregate principal amount of senior subordinated notes due 2010 in a private offering to qualified institutional buyers and institutions outside of the United States. The offering of the ordinary shares is not contingent on the completion of this private offering of senior subordinated notes.

            SUMMARY SUPPLEMENTAL CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following summary supplemental consolidated financial data should be read in conjunction with our supplemental consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement. The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger with The DII Group, Inc. on April 3, 2000 and the merger with Palo Alto Products International Pte. Ltd. on April 7, 2000. The summary supplemental consolidated financial data as of March 31, 2000 and for each of the three years in the period ended March 31, 2000 is derived from our supplemental consolidated financial statements that have been audited by Arthur Andersen LLP, independent public accountants. Historical results are not necessarily indicative of the results to be expected in the future.

                                                            FISCAL YEAR ENDED MARCH 31,
                                                       --------------------------------------
                                                          1998          1999          2000
                                                       ----------    ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
SUPPLEMENTAL STATEMENT OF OPERATIONS DATA:
  Net sales..........................................  $2,202,451    $3,253,025    $5,739,735
  Cost of sales......................................   1,924,901     2,910,353     5,235,406
  Unusual charges....................................       8,869(1)     76,155(2)         --
                                                       ----------    ----------    ----------
     Gross profit....................................     268,681       266,517       504,329
  Selling, general and administrative................     143,597       179,808       240,274
  Goodwill and intangibles amortization..............       8,471         9,165        12,783
  Acquired in-process research and development.......          --         2,000            --
  Merger-related expenses............................       7,415(1)         --         3,523(3)
  Interest and other expense, net....................      18,538        38,759        44,907
                                                       ----------    ----------    ----------
     Income before income taxes......................      90,660        36,785       202,842
  Provision for (benefit from) income taxes..........      22,081       (12,015)       21,397
                                                       ----------    ----------    ----------
     Net income......................................  $   68,579    $   48,800    $  181,445
                                                       ==========    ==========    ==========
Diluted Net Income Per share(4)......................  $     0.54    $     0.35    $     1.04
                                                       ==========    ==========    ==========
Weighted Average Ordinary Shares and Equivalents
   Outstanding -- Diluted(4).........................     134,234       149,595       174,404

                                                                      MARCH 31, 2000
                                                      -----------------------------------------------
                                                                    AS ADJUSTED FOR   AS ADJUSTED FOR
                                                                       ORDINARY       ORDINARY SHARES
                                                        ACTUAL          SHARES           AND NOTES
                                                      ----------    ---------------   ---------------
                                                                  (DOLLARS IN THOUSANDS)
Working capital.....................................  $1,149,494      $1,479,416        $1,769,916
Total assets........................................   4,325,985       4,655,907         4,655,907
Total debt..........................................     776,135         776,135           789,635
Shareholders' equity................................   2,214,073       2,543,995         2,543,995

------------------------
(1) In fiscal 1998, we incurred plant closing expenses aggregating $8.9 million in connection with closing a manufacturing facility. We also incurred $7.4 million of merger-related costs as a result of acquisitions in fiscal 1998.

(2) In fiscal 1999, we recorded unusual pre-tax charges of $76.2 million, of which $70.8 million was primarily non-cash and related to the write-down of a semiconductor wafer fabrication facility to net realizable value, losses on sales contracts, incremental amounts of uncollectible accounts receivable, incremental amounts of sales returns and allowances, inventory write-downs and other exit costs.

(3) In fiscal 2000, we incurred $3.5 million of merger-related costs as a result of acquisitions.

(4) Diluted net income per share and weighted average ordinary shares and equivalents outstanding -- diluted are discussed in Note 2 of notes to Supplemental Consolidated Financial Statements.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference in the accompanying prospectus, before deciding to invest in our ordinary shares. If any of the risks described below materializes, our operating results and financial condition could be adversely affected, and the trading price of our ordinary shares could decline.

IF WE DO NOT MANAGE EFFECTIVELY THE EXPANSION OF OUR OPERATIONS, OUR BUSINESS MAY BE HARMED.

     We have grown rapidly in recent periods. Our workforce has tripled in size over the last year as a result of internal growth and acquisitions. This growth is likely to considerably strain our management control system and resources, including decision support, accounting management, information systems and facilities. If we do not continue to improve our financial and management controls, reporting systems and procedures to manage our employees effectively and to expand our facilities, our business could be harmed.

     We plan to increase our manufacturing capacity by expanding our facilities and by adding new equipment. Such expansion involves significant risks, including, but not limited to the following:

     - we may not be able to attract and retain the management personnel and skilled employees necessary to support expanded operations;

     - we may not efficiently and effectively integrate new operations and information systems, expand our existing operations and manage geographically dispersed operations;

     - we may incur cost overruns;

     - we may encounter construction delays, equipment delays or shortages, labor shortages and disputes and production start-up problems that could harm our growth and our ability to meet customers' delivery schedules; and

     - we may not be able to obtain funds for this expansion, and we may not be able to obtain loans or operating leases with attractive terms.

     In addition, we expect to incur new fixed operating expenses associated with our expansion efforts, including substantial increases in depreciation expense and rental expense, that will increase our cost of sales. If our revenues do not increase sufficiently to offset these expenses, our operating results would be seriously harmed. Our expansion, both through internal growth and acquisitions, has contributed to our incurring significant accounting charges. For example, in connection with our acquisitions of DII and Palo Alto Products International, we expect to record a one-time charge of approximately $180.0 million and in connection with the issuance of an equity instrument to Motorola relating to our alliance with Motorola, we expect to record a one-time non-cash charge of approximately $290.0 million, both in the first fiscal quarter of fiscal 2001.

WE MAY ENCOUNTER DIFFICULTIES WITH ACQUISITIONS, WHICH COULD HARM OUR BUSINESS.

     We have completed a number of acquisitions of businesses and facilities and expect to continue to acquire additional businesses and facilities in the future. We are currently in preliminary discussions to acquire additional businesses and facilities. Any future acquisitions may require additional debt or equity financing, which could increase our leverage or be dilutive to our existing shareholders. We cannot assure the terms of, or that we will complete, any acquisitions in the future.

     To integrate acquired businesses, we must implement our management information systems and operating systems and assimilate and manage the personnel of the acquired operations. The difficulties of this integration may be further complicated by geographic distances. The integration of acquired businesses may not be successful and could result in disruption to other parts of our business.

     In addition, acquisitions involve a number of other risks and challenges, including, but not limited to,

     - diversion of management's attention;

     - potential loss of key employees and customers of the acquired companies;

     - lack of experience operating in the geographic market of the acquired business; and

     - an increase in our expenses and working capital requirements.

     Any of these and other factors could harm our ability to achieve anticipated levels of profitability at acquired operations or realize other anticipated benefits of an acquisition.

WE HAVE NEW CUSTOMER RELATIONSHIPS FROM WHICH WE ARE NOT YET RECEIVING SIGNIFICANT REVENUES, AND ORDERS FROM THESE CUSTOMERS MAY NOT REACH ANTICIPATED LEVELS.

     We have recently announced major new customer relationships, including our alliance with Motorola, from which we anticipate significant future sales. However, similar to our other customer relationships, there are no volume purchase commitments under these new programs, and the revenues we actually achieve may not meet our expectations. In anticipation of future activities under these programs, we are incurring substantial expenses as we add personnel and manufacturing capacity and procure materials. Our operating results will be seriously harmed if sales do not develop to the extent and within the time frame we anticipate.

OUR CUSTOMERS MAY CANCEL THEIR ORDERS, CHANGE PRODUCTION QUANTITIES OR DELAY PRODUCTION.

     Electronics manufacturing service providers must provide increasingly rapid product turnaround for their customers. We generally do not obtain firm, long-term purchase commitments from our customers and we continue to experience reduced lead-times in customer orders. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations.

     In addition, we make significant decisions, including determining the levels of business that we will seek and accept, production schedules, component procurement commitments, personnel needs and other resource requirements, based on our estimates of customer requirements. The short-term nature of our customers' commitments and the possibility of rapid changes in demand for their products reduces our ability to estimate accurately future customer requirements. On occasion, customers may require rapid increases in production, which can stress our resources and reduce margins. Although we have increased our manufacturing capacity and plan further increases, we may not have sufficient capacity at any given time to meet our customers' demands. In addition, because many of our costs and operating expenses are relatively fixed, a reduction in customer demand can harm our gross margins and operating income.

OUR OPERATING RESULTS VARY SIGNIFICANTLY.

     We experience significant fluctuations in our results of operations. The factors which contribute to fluctuations include:

     - the timing of customer orders;

     - the volume of these orders relative to our capacity;

     - market acceptance of customers' new products;

     - changes in demand for customers' products and product obsolescence;

     - the timing of our expenditures in anticipation of future orders;

     - our effectiveness in managing manufacturing processes;

     - changes in the cost and availability of labor and components;

     - changes in our product mix;

     - changes in economic conditions;

     - local factors and events that may affect our production volume, such as local holidays; and

     - seasonality in customers' product requirements.

     One of our significant end-markets is the consumer electronics market. This market exhibits particular strength towards the end of the year in connection with the holiday season. As a result, we have experienced relative strength in revenues in our third fiscal quarter.

THE MAJORITY OF OUR SALES COMES FROM A SMALL NUMBER OF CUSTOMERS; IF WE LOSE ANY OF THESE CUSTOMERS, OUR SALES COULD DECLINE SIGNIFICANTLY.

     Sales to our five largest customers have represented a majority of our net sales in recent periods. Our five largest customers accounted for approximately 44% of consolidated net sales in fiscal 2000. Our largest customers during fiscal 2000 were Ericsson and Philips accounting for approximately 12% and 10% of consolidated net sales. Our largest customer during fiscal 1999 was Philips accounting for approximately 10% of consolidated net sales. The identity of our principal customers have varied from year to year, and our principal customers may not continue to purchase services from us at current levels, if at all. Significant reductions in sales to any of these customers, or the loss of major customers, would seriously harm our business. If we are not be able to timely replace expired, canceled or reduced contracts with new business, our revenues would be harmed.

WE DEPEND ON THE ELECTRONICS INDUSTRY WHICH CONTINUALLY PRODUCES TECHNOLOGICALLY ADVANCED PRODUCTS WITH SHORT LIFE CYCLES; OUR INABILITY TO CONTINUALLY MANUFACTURE SUCH PRODUCTS ON A COST-EFFECTIVE BASIS WOULD HARM OUR BUSINESS.

     Factors affecting the electronics industry in general could seriously harm our customers and, as a result, us. These factors include:

     - the inability of our customers to adapt to rapidly changing technology and evolving industry standards, which results in short product life cycles;

     - the inability of our customers to develop and market their products, some of which are new and untested, the potential that our customers' products may become obsolete or the failure of our customers' products to gain widespread commercial acceptance; and

     - recessionary periods in our customers' markets.

     If any of these factors materialize, our business would suffer.

THERE MAY BE SHORTAGES OF REQUIRED ELECTRONIC COMPONENTS.

     A substantial majority of our net sales are derived from turnkey manufacturing in which we are responsible for purchasing components used in manufacturing our customers products. We generally do not have long-term agreements with suppliers of components. This typically results in our bearing the risk of component price increases because we may be unable to procure the required materials at a price level necessary to generate anticipated margins from our agreements with our customers. Accordingly, component price changes could seriously harm our operating results.

     At various times, there have been shortages of some of the electronic components that we use, and suppliers of some components have lacked sufficient capacity to meet the demand for these components. In recent months, component shortages have become more prevalent in our industry. In some cases, supply shortages and delays in deliveries of particular components have resulted in curtailed production, or delays in production, of assemblies using that component, which has contributed to an increase in our inventory levels. We expect that shortages and delays in deliveries of some components will continue. If we are unable to obtain sufficient components on a timely basis, we may experience manufacturing and shipping delays, which could harm our relationships with current or prospective customers and reduce our sales.

OUR INDUSTRY IS EXTREMELY COMPETITIVE.

     The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of which have achieved substantial market share. Current and prospective customers also evaluate our capabilities against the merits of internal production. Some of our competitors, including Solectron, Celestica and SCI Systems, have substantially greater market share than us, and substantially greater manufacturing, financial, research and development and marketing resources.

     In recent years, many participants in the industry, including us, have substantially expanded their manufacturing capacity. If overall demand for electronics manufacturing services should decrease, this increased capacity could result in substantial pricing pressures, which could seriously harm our operating results.

WE ARE SUBJECT TO THE RISK OF INCREASED TAXES.

     We have structured our operations in a manner designed to maximize income in countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. We base our tax position upon the anticipated nature and conduct of our business and upon our understanding of the tax laws of the various countries in which we have assets or conduct activities. However, our tax position is subject to review and possible challenge by taxing authorities and to possible changes in law which may have retroactive effect. We cannot determine in advance the extent to which some jurisdictions may require us to pay tax or make payments in lieu of tax.

     Several countries in which we are located allow for tax holidays or provide other tax incentives to attract and retain business. We have obtained holidays or other incentives where available. Our taxes could increase if certain tax holidays or incentives are not renewed upon expiration, or tax rates applicable to us in such jurisdictions are otherwise increased. In addition, further acquisitions may cause our effective tax rate to increase.

WE CONDUCT OPERATIONS IN A NUMBER OF COUNTRIES AND ARE SUBJECT TO RISKS OF INTERNATIONAL OPERATIONS.

     The geographical distances between Asia, the Americas and Europe create a number of logistical and communications challenges. Our manufacturing operations are located in a number of countries, including Austria, Brazil, China, the Czech Republic, Finland, France, Germany, Hungary, Ireland, Italy, Malaysia, Mexico, Sweden, the United Kingdom and the United States. As a result, we are affected by economic and political conditions in those countries, including:

     - fluctuations in the value of currencies;

     - changes in labor conditions;

     - longer payment cycles;

     - greater difficulty in collecting accounts receivable;

     - burdens and costs of compliance with a variety of foreign laws;

     - political and economic instability;

     - increases in duties and taxation;

     - imposition of restrictions on currency conversion or the transfer of funds;

     - limitations on imports or exports;

     - expropriation of private enterprises; and

     - reversal of the current policies including favorable tax and lending policies encouraging foreign investment or foreign trade by our host countries.

     The attractiveness of our services to our U.S. customers can be affected by changes in U.S. trade policies, such as "most favored nation" status and trade preferences for some Asian nations. In addition, some countries in which we operate, such as Brazil, Mexico and Malaysia, have experienced periods of slow or negative growth, high inflation, significant currency devaluations and limited availability of foreign exchange. Furthermore, in countries such as Mexico and China, governmental authorities exercise significant influence over many aspects of the economy, and their actions could have a significant effect on us. Finally, we could be seriously harmed by inadequate infrastructure, including lack of adequate power and water supplies, transportation, raw materials and parts in countries in which we operate.

WE ARE SUBJECT TO RISKS OF CURRENCY FLUCTUATIONS AND HEDGING OPERATIONS.

     A significant portion of our business is conducted in the European euro, the Swedish krona and the Brazilian real. In addition, some of our costs, such as payroll and rent, are denominated in currencies such as the Austrian schilling, the British pound, the Chinese renminbi, the German deutsche mark, the Hong Kong dollar, the Hungarian forint, the Irish pound, the Malaysian ringgit, the Mexican peso and the Singapore dollar, as well as the krona, the euro and the real. In recent years, the Hungarian forint, Brazilian real and Mexican peso have experienced significant devaluations. Changes in exchange rates between these and other currencies and the U.S. dollar will affect our cost of sales, operating margins and revenues. We cannot predict the impact of future exchange rate fluctuations. We use financial instruments, primarily forward purchase contracts, to hedge Japanese yen, European euro, U.S. dollar and other foreign currency commitments arising from trade accounts payable and fixed purchase obligations. Because we hedge only fixed obligations, we do not expect that these hedging activities will harm our results of operations or cash flows. However, our hedging activities may be unsuccessful, and we may change or reduce our hedging activities in the future. As a result, we may experience significant unexpected expenses from fluctuations in exchange rates.

WE DEPEND ON OUR KEY PERSONNEL.

     Our success depends to a larger extent upon the continued services of our key executives, managers and skilled personnel. Generally our employees are not bound by employment or non-competition agreements, and we cannot assure that we will retain our key officers and employees. We could be seriously harmed by the loss of key personnel.

WE ARE SUBJECT TO ENVIRONMENTAL COMPLIANCE RISKS.

     We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities and at some third party sites. If more stringent compliance or cleanup standards under environmental laws or regulations are imposed, or the results of future testing and analyses at our current or former operating facilities indicate that we are responsible for the release of hazardous substances, we may be subject to additional remediation liability. Further, additional environmental matters may arise in the future at sites where no problem is currently known or at sites that we may acquire in the future. Currently unexpected costs that we may incur with respect to environmental matters may result in additional loss contingencies, the quantification of which cannot be determined at this time.

THE MARKET PRICE OF OUR ORDINARY SHARES IS VOLATILE.

     The stock market in recent years has experienced significant price and volume fluctuations that have affected the market prices of technology companies. These fluctuations have often been unrelated to or disproportionately impacted by the operating performance of these companies. The market for our ordinary shares may be subject to similar fluctuations. Factors such as fluctuations in our operating results, announcements of technological innovations or events affecting other companies in the electronics industry, currency fluctuations and general market conditions may have a significant effect on the market price of our ordinary shares.

                                   DIVIDENDS

     Since inception, we have not declared or paid any cash dividends on our ordinary shares, and our credit facility prohibits the payment of cash dividends without the lenders' prior consent. The terms of our senior subordinated notes also restrict our ability to pay cash dividends. We anticipate that all earnings in the foreseeable future will be retained to finance the continuing development of our business.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of the 5,500,000 ordinary shares offered by this prospectus supplement and the accompanying prospectus will be approximately $329.9 million, at an assumed public offering price of $62.50 per share and after deducting the estimated underwriting discounts and commissions. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $379.4 million. We intend to use the net proceeds of this offering to fund the further expansion of our business, including additional working capital and capital expenditures, and for general corporate purposes. Until the net proceeds have been used, they will be invested in short-term marketable securities.

                         PRICE RANGE OF ORDINARY SHARES

     The ordinary shares are traded on the Nasdaq National Market under the symbol "FLEX." The following table shows the high and low sale prices of our ordinary shares since the beginning of our 1999 fiscal year as reported on the Nasdaq National Market.

                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDED MARCH 31, 1999
  First Quarter.............................................  $13.13    $ 9.03
  Second Quarter............................................   11.88      5.50
  Third Quarter.............................................   21.84      7.00
  Fourth Quarter............................................   26.09     16.38
FISCAL YEAR ENDED MARCH 31, 2000
  First Quarter.............................................  $29.19    $18.69
  Second Quarter............................................   34.06     21.25
  Third Quarter.............................................   49.38     28.56
  Fourth Quarter............................................   79.75     38.31
FISCAL YEAR ENDING MARCH 31, 2001
  First Quarter (through June 8, 2000)......................  $72.00    $44.75

     On June 8, 2000, the closing sale price of our ordinary shares as reported on the Nasdaq National Market was $62.50 per share.

                                 CAPITALIZATION

     The following table sets forth our unaudited capitalization as of March 31, 2000 on a supplemental actual basis giving effect to the acquisitions of DII and Palo Alto Products International, as adjusted to reflect the issuance and sale of 5,500,000 ordinary shares in this equity offering at an assumed public offering price of $62.50 per share and further adjusted to reflect the repurchase of DII's 8.50% Senior Subordinated Notes and the receipt and application of the estimated net proceeds from the sale of the concurrent senior subordinated notes.

                                                                       MARCH 31, 2000
                                                    -----------------------------------------------------
                                                                                          AS ADJUSTED FOR
                                                                    AS ADJUSTED FOR       ORDINARY SHARES
                                                      ACTUAL        ORDINARY SHARES        AND NOTES(3)
                                                    ----------   ----------------------   ---------------
                                                                      (UNAUDITED)
                                                                 (DOLLARS IN THOUSANDS)
Cash and cash equivalents(1)......................  $  725,647         $1,055,569           $1,055,569
                                                    ==========         ==========           ==========
Long-term debt, including current portion:
Credit facilities(1)(2)(3)........................     351,199            351,199               64,699
Capital lease obligations.........................      52,623             52,623               52,623
8.75% Senior Subordinated Notes due 2007..........     150,000            150,000              150,000
8.50% Senior Subordinated Notes due 2007(1).......     150,000            150,000                   --(3)
Notes offered by the offering memorandum dated
  June 12, 2000...................................          --                 --              450,000
Other.............................................      72,313             72,313               72,313
                                                    ----------         ----------           ----------
  Total debt......................................     776,135            776,135              789,635
                                                    ----------         ----------           ----------
Shareholders' equity:
Ordinary shares, S$0.01 par value; authorized --
  250,000,000; issued and
  outstanding -- 188,247,589 and 193,747,589 as of
  March 31, 2000 on an actual basis and as
  adjusted for this offering, respectively........       1,473              1,505                1,505
Additional paid-in capital........................   1,827,651          2,157,541            2,157,541
Retained earnings.................................     375,722            375,722              375,722
Deferred compensation.............................      (5,084)           (5,084)              (5,084)
Accumulated other comprehensive income............      14,311             14,311               14,311
                                                    ----------         ----------           ----------
  Total shareholders' equity......................   2,214,073          2,543,995            2,543,995
                                                    ----------         ----------           ----------
  Total capitalization............................  $2,990,208         $3,320,130           $3,333,630
                                                    ==========         ==========           ==========

---------------
(1) Since March 31, 2000, we have incurred approximately $120.0 million of one-time cash charges related to the DII merger, have paid approximately $178.0 million for acquisitions, refinanced DII's 8.50% Senior Subordinated Notes and increased working capital. As a result, our cash and cash equivalents have been reduced significantly and borrowings under our credit facilities have increased.

(2) On April 3, 2000, we entered into a new $500.0 million credit facility. On June 6, 2000, we entered into a $50.0 million senior note agreement. We plan to replace the senior note agreement with a new senior note agreement to increase availability to up to $200.0 million. See "Description of Existing Indebtedness."

(3) Reflects the repurchase of DII's 8.50% Senior Subordinated Notes due 2007, including fees and accrued interest, which was completed on June 7, 2000.

               SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

     The following selected supplemental consolidated financial data should be read in conjunction with our supplemental consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus supplement. The supplemental consolidated financial statements have been prepared to give retroactive effect to the merger with The DII Group, Inc. on April 3, 2000 and the merger with Palo Alto Products International Pte. Ltd. on April 7, 2000, each of which has been accounted for as a pooling of interests as described in
Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation. However, they will become our historical consolidated financial statements after the financial statements covering the date of consummation of the business combination are issued.

     The supplemental consolidated statement of operations data for each of the years in the three-year period ended March 31, 2000, and the supplemental consolidated balance sheet data as of March 31, 1999 and 2000, are derived from supplemental consolidated financial statements that have been audited by Arthur Andersen LLP, independent auditors, and are included elsewhere in this prospectus supplement. The supplemental consolidated statement of operations data as of March 31, 1996 and 1997 and the supplemental balance sheet data as of March 31, 1996, 1997 and 1998 are derived from consolidated financial statements that have been audited by Arthur Andersen LLP that are not included in this prospectus supplement. Historical results are not necessarily indicative of the results to be expected in the future.

                                                            FISCAL YEAR ENDED MARCH 31,
                                         ------------------------------------------------------------------
                                            1996          1997          1998          1999          2000
                                         ----------    ----------    ----------    ----------    ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
SUPPLEMENTAL CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net sales..............................  $1,291,541    $1,435,362    $2,202,451    $3,253,025    $5,739,735
Cost of sales..........................   1,116,119     1,243,386     1,924,901     2,910,353     5,235,406
Unusual charges........................       1,254(1)     17,751(2)      8,869(3)     76,155(4)         --
                                         ----------    ----------    ----------    ----------    ----------
  Gross profit.........................     169,576       174,225       268,681       266,517       504,329
Selling, general and administrative....      83,458       103,463       143,597       179,808       240,274
Goodwill and intangible amortization...       3,777         5,979         8,471         9,165        12,783
Acquired in-process research and
  development..........................      29,000(1)         --            --         2,000(5)         --
Merger-related expenses................          --         4,649(2)      7,415(3)         --         3,523(6)
Interest and other expense, net........       6,088        11,250        18,538        38,759        44,907
                                         ----------    ----------    ----------    ----------    ----------
  Income before income taxes and
    extraordinary item.................      51,845        48,884        90,660        36,785       202,842
Provision for (benefit from) income
  taxes................................      22,069        11,907        22,081       (12,015)       21,397
                                         ----------    ----------    ----------    ----------    ----------
  Income before extraordinary item.....      29,776        36,977        68,579        48,800       181,445
Extraordinary loss.....................         708            --            --            --            --
                                         ----------    ----------    ----------    ----------    ----------
  Net income...........................  $   29,068    $   36,977    $   68,579    $   48,800    $  181,445
                                         ==========    ==========    ==========    ==========    ==========
Diluted net income per share(7)........  $     0.26    $     0.31    $     0.54    $     0.35    $     1.04
                                         ==========    ==========    ==========    ==========    ==========
Weighted Average Ordinary Shares and
  Equivalents
  Outstanding -- Diluted(7)............     111,352       118,028       134,234       149,595       174,404

                                                                  AS OF MARCH 31,
                                         ------------------------------------------------------------------
                                            1996          1997          1998          1999          2000
                                         ----------    ----------    ----------    ----------    ----------
                                                               (DOLLARS IN THOUSANDS)
SUPPLEMENTAL CONSOLIDATED BALANCE SHEET
  DATA:
Working capital........................  $  142,868    $   80,611    $  321,371    $  335,360    $1,149,494
Total assets...........................     756,473       905,629     1,487,886     2,149,700     4,325,985
Total long-term debt, excluding current
  portion..............................     134,058       131,811       435,213       554,829       379,604(8)
Shareholders' equity...................     266,229       320,821       501,671       735,970     2,214,073(8)(9)

---------------
(1) In fiscal 1996, we wrote off $29.0 million of in-process research and development associated with an acquisition and also recorded charges totaling $1.3 million for costs associated with the closing of some operations.

(2) In fiscal 1997, we incurred $4.6 million of merger-related expenses associated with an acquisition and $17.8 million in costs associated with the closing and sale of certain operations.

(3) In fiscal 1998, we incurred plant closing expenses aggregating $8.9 million in connection with the closure of a manufacturing facility. We also incurred $7.4 million of merger-related costs as a result of some acquisitions.

(4) In fiscal 1999, we recorded unusual pre-tax charges of $76.2 million, of which $70.8 million was primarily non-cash and related to the write-down of a semiconductor wafer fabrication facility to net realizable value, losses on sales contracts, incremental amounts of uncollectible accounts receivable, incremental amounts of sales returns and allowances, inventory write-downs and other exit costs.

(5) In fiscal 1999, we wrote off $2.0 million of in-process research and development associated with an acquisition.

(6) In fiscal 2000, we incurred $3.5 million of merger-related costs as a result of acquisitions.

(7) Diluted net income per share and weighted average ordinary shares and equivalents outstanding -- diluted are discussed in Note 2 of the audited supplemental consolidated financial statements.

(8) In fiscal 2000, substantially all of DII's convertible subordinated notes were converted into approximately 7,406,000 ordinary shares and the unconverted portion was redeemed for $100,000.

(9) In fiscal 2000, we completed two offerings of our ordinary shares. In February 2000, we sold a total of 8,600,000 ordinary shares, resulting in net proceeds of approximately $494.1 million. In October 1999, we sold a total of 13,800,000 ordinary shares, resulting in net proceeds of approximately $448.9 million. In September 1999, DII completed an offering of 6,900,000 shares of its common stock, resulting in net proceeds of approximately $215.7 million.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

ACQUISITIONS, PURCHASES OF FACILITIES AND OTHER STRATEGIC TRANSACTIONS

     We have actively pursued mergers and other business acquisitions to expand our global reach, manufacturing capacity and service offerings and to diversify and strengthen customer relationships. We have completed several significant business combinations since the end of fiscal 1999. In April 2000, we acquired all of the outstanding shares of DII and Palo Alto Products International. In March 2000, we acquired all of the outstanding shares of PCB Assembly, Inc. In July 1999, we acquired all of the outstanding shares of Kyrel EMS Oyj. Each of these acquisitions was accounted for as pooling of interests and our consolidated financial statements have been restated to reflect the combined operations of Flextronics, DII, Palo Alto Products International, PCB Assembly and Kyrel for all periods presented.

     In connection with our mergers with DII and Palo Alto Products International, we expect to record a one-time charge approximately $180.0 million in the first fiscal quarter of fiscal 2001. We estimate that approximately $120.0 million of this one-time charge will consist of cash charges relating to severance payments, investment banking and financial advisory fees and professional services fees.

     Additionally, we have completed a number of other smaller pooling-of-interests transactions. Prior period statements have not been restated for these transactions. We have also made a number of purchase acquisitions of other companies and manufacturing facilities. Our consolidated financial statements include the operating results of each business from the date of acquisition. Pro forma results of operations have not been presented because the effects of these acquisitions were not material on either an individual or an aggregate basis.

     We are currently in preliminary discussions to acquire additional businesses and facilities. We cannot assure the terms of, or that we will complete, such acquisitions. For more information about our business combinations and acquisitions, see "Business -- Acquisitions" and "Risk
Factors -- We may encounter difficulties with acquisitions, which could harm our business."

     On May 30, 2000, we entered into a strategic alliance for product manufacturing with Motorola. This alliance provides incentives for Motorola to purchase over $30.0 billion of products and services from us through December 31, 2005. We anticipate that this relationship will encompass a wide range of products, including cellular phones, pagers, set-top boxes and infrastructure equipment, and will involve a broad range of services, including design, PCB fabrication and assembly, plastics, enclosures and supply chain services. The relationship is not exclusive and does not require that Motorola purchase any specific volumes of products or services from us. Our ability to achieve any of the anticipated benefits of this relationship is subject to a number of risks, including our ability to provide our services on a competitive basis and to expand our manufacturing resources, as well as demand for Motorola's products. In connection with this strategic alliance, Motorola will pay $100.0 million for an equity instrument that entitles it to acquire 11,000,000 Flextronics ordinary shares at any time through December 31, 2005 upon meeting targeted purchase levels or making additional payments to us. The issuance of this equity instrument will result in a one-time non-cash charge equal to the excess of the fair value of the equity instrument issued over the $100.0 million proceeds to be received. As a result, the one-time non-cash charge will be approximately $290.0 million, offset by a corresponding credit to shareholders' equity in the first quarter of fiscal 2001. During the term of the strategic alliance, if Motorola meets targeted purchase levels, no additional payments may be required by Motorola to acquire 11,000,000 Flextronics ordinary shares. However, there may be additional non-cash charges of up to $300.0 million over the term of the strategic alliance.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, some statements of operations data expressed as a percentage of net sales. The information has been derived from our supplemental audited consolidated financial statements and should be read in conjunction with the supplemental consolidated financial statements and related notes included elsewhere in this offering memorandum.

                                                               FISCAL YEAR ENDED MARCH 31,
                                                              -----------------------------
                                                               1998       1999       2000
                                                              -------    -------    -------
Net sales...................................................   100.0%     100.0%     100.0%
Cost of sales...............................................    87.4       89.5       91.2
Unusual charges.............................................     0.4        2.3         --
                                                               -----      -----      -----
  Gross margin..............................................    12.2        8.2        8.8
Selling, general and administrative.........................     6.5        5.5        4.2
Goodwill and intangible amortization........................     0.4        0.3        0.2
Acquired in-process research and development................      --        0.1         --
Merger-related expenses.....................................     0.3         --        0.1
Interest and other expense, net.............................     0.9        1.2        0.8
                                                               -----      -----      -----
  Income before income taxes................................     4.1        1.1        3.5
Provision for (benefit from) income taxes...................     1.0       (0.4)       0.4
                                                               -----      -----      -----
  Net income................................................     3.1%       1.5%       3.1%
                                                               =====      =====      =====

Net Sales

     We derive our net sales from our wide range of service offerings, including product design, semiconductor design, printed circuit board assembly and fabrication, material procurement, inventory management, plastic injection molding, final system assembly and test, packaging and distribution.

     Net sales for fiscal 2000 increased 76.4% to $5.7 billion from $3.3 billion in fiscal 1999. The increase in sales for fiscal 2000 was primarily the result of well as expanding sales to our existing customer base (primarily our five largest customers) and, to a lesser extent, sales to new customers. The increase in sales in part reflects the incremental revenue associated with the purchases of several manufacturing facilities and other acquisitions during fiscal 2000. In fiscal 2000, our five largest customers accounted for approximately 44% of net sales, with Ericsson accounting for approximately 12% and Philips accounting for approximately 10%.

     In fiscal 1999, our five largest customers accounted for approximately 36% of net sales, with Philips accounting for approximately 10%. Net sales for fiscal 1999 increased 47.7% to $3.3 billion from $2.2 billion in fiscal 1998. The increase in sales for fiscal 1999 was primarily due to expanding sales to existing customers and, to a lesser extent, sales to new customers.

Gross Profit

     Gross profit varies from period to period and is affected by a number of factors, including product mix, component costs, product life cycles, unit volumes, startup, expansion and consolidation of manufacturing facilities, pricing, competition and new product introductions.

     Gross margin increased to 8.8% for fiscal 2000 from 8.2% in fiscal 1999. The increase in gross margin is primarily attributable to $76.2 million of unusual pre-tax charges during fiscal 1999, of which $70.8 million were associated with our exit from semiconductor wafer fabrication. Excluding these unusual charges, our gross margin decreased from 10.5% to 8.8%. Gross margin decreased due to several factors, including:

     - costs associated with expanding our facilities;

     - costs associated with the startup of new customers and new projects, which typically carry higher levels of underabsorbed manufacturing overhead costs until the projects reach higher volume production; and

     - changes in product mix to higher volume projects and final systems assembly projects, which typically have a lower gross margin.

     Gross margin decreased to 8.2% for fiscal 1999 from 12.2% in fiscal 1998. The decrease in gross margin is attributable in part to $76.2 million of unusual pre-tax charges during fiscal 1999, of which $70.8 million was primarily non-cash and were associated with our exit from semiconductor wafer fabrication. Excluding unusual charges, our gross margin decreased from 12.6% to 10.5%. Gross margin decreased due to several factors, including:

     - costs associated with expanding our facilities;

     - costs associated with the startup of new customers and new projects which typically carry higher levels of underabsorbed manufacturing overhead costs until the projects reach higher volume production;

     - changes in product mix to higher volume projects and final systems assembly projects, which typically have a lower gross margin; and

     - manufacturing inefficiencies, underutilization, and yield problems at our semiconductor fabrication facility.

     Increased mix of products that have relatively high materials costs as a percentage of total unit costs can adversely affect our gross margins. We believe that this and other factors may adversely affect our gross margins, but we do not expect that this will have a material effect on our income from operations.

Unusual Charges

     During fiscal 1999, we recognized unusual pre-tax charges of $76.2 million, of which $70.8 million was primarily non-cash and related to the operations of Orbit Semiconductor. DII purchased Orbit in August 1996, and supported Orbit's previously-made decision to replace its wafer fabrication facility with a fabrication facility that would incorporate more advanced technology. The transition to the new fabrication facility was originally scheduled for completion during the summer of 1997, but the changeover took longer than expected and was finally completed in the first quarter of fiscal 1999.

     The delayed changeover and the resulting simultaneous operation of both fabrication facilities put pressure on the work force, and resulted in quality problems. Compounding these problems, the semiconductor industry was characterized by excess capacity, which led to increased competition. Further, many of Orbit's customers migrated faster than expected to a technology that was not supported by Orbit's fabrication capabilities, requiring Orbit to outsource more of its manufacturing requirements than originally expected. Based upon these continued conditions and the future outlook, we took an unusual charge of $51.2 million in the first quarter of fiscal 1999 to correctly size Orbit's asset base to allow its recoverability based upon its then current business size. In fiscal 1999, we decided to sell Orbit's fabrication facility and outsource semiconductor manufacturing, resulting in an additional unusual charge of $19.6 million in the fourth quarter of fiscal 1999. The facility was sold in the first quarter of fiscal 2000.

     The components of the unusual charges recorded in fiscal 1999 are as follows:

                                                  FIRST     FOURTH     FISCAL        NATURE
                                                 QUARTER    QUARTER     1999        OF CHARGE
                                                 -------    -------    -------    -------------
Severance......................................  $   498    $ 2,371    $ 2,869             cash
Long-lived asset impairment....................   38,257     16,538     54,795         non-cash
Losses on sales contracts......................    2,658      3,100      5,758         non-cash
Incremental uncollectible accounts
  receivable...................................      900         --        900         non-cash
Incremental sales returns and allowances.......    1,500        500      2,000         non-cash
Inventory write-downs..........................    5,500        250      5,750         non-cash
Other exit costs...............................    1,845      2,238      4,083    cash/non-cash
                                                 -------    -------    -------
  Total unusual pre-tax charges................  $51,158    $24,997    $76,155
                                                 =======    =======    =======

     The following table summarizes the components and activity related to fiscal 1999 unusual charges:

                                        LONG-LIVED   LOSSES ON   UNCOLLECTIBLE   SALES RETURNS                  OTHER
                                          ASSET        SALES       ACCOUNTS           AND         INVENTORY     EXIT
                            SEVERANCE   IMPAIRMENT   CONTRACTS    RECEIVABLE      ALLOWANCES     WRITE-DOWNS    COSTS     TOTAL
                            ---------   ----------   ---------   -------------   -------------   -----------   -------   --------
Balance at March 31,
  1998....................   $    --     $     --     $    --        $  --          $    --        $    --     $    --   $     --
Activities during the
  year:
  1999 provision..........     2,869       54,795       5,758          900            2,000          5,750       4,083     76,155
  Cash charges............    (1,969)          --          --           --               --             --        (900)    (2,869)
  Non-cash charges........        --      (54,795)     (4,658)        (767)          (1,500)        (5,500)       (643)   (67,863)
                             -------     --------     -------        -----          -------        -------     -------   --------
Balance at March 31,
  1999....................       900           --       1,100          133              500            250       2,540      5,423
Activities during the
  period:
  Cash charges............      (900)          --          --           --               --             --      (2,540)    (3,440)
  Non-cash charges........        --           --      (1,100)        (133)            (500)          (250)         --     (1,983)
                             -------     --------     -------        -----          -------        -------     -------   --------
Balance at March 31,
  2000....................   $    --     $     --     $    --        $  --          $    --        $    --     $    --   $     --
                             =======     ========     =======        =====          =======        =======     =======   ========

     Of the total unusual pre-tax charges, $2.9 million relates to employee termination costs. As of the first quarter of fiscal 2000, approximately 290 people had been terminated, and another 170 people were terminated when the fabrication facility was sold. We paid approximately $0.9 million and $2.0 million of employee termination costs during fiscal 2000 and 1999.

     The unusual pre-tax charges include $54.8 million for the write-down of long-lived assets to fair value. Included in the long-lived asset impairment are charges of $50.7 million, which relate to the fabrication facility, which were written down to its net realizable value based on its sales price. We kept the fabrication facility in service until the sale date in the first quarter of fiscal 2000. We discontinued depreciation expense on the fabrication facility when we determined that it would be disposed of and its net realizable value was known. The impaired long-lived assets consisted primarily of machinery and equipment of $52.4 million, which were written down to a carrying value of $9.0 million and building improvements of $7.3 million, which were written down to a carrying value of zero. The long-lived asset impairment also includes the write-off of the remaining goodwill related to Orbit of $0.6 million. The remaining $3.5 million of asset impairment relates to the write-down to net realizable value of plant and equipment relating to other facilities we closed during fiscal 1999.

     We entered into some non-cancellable sales contracts to provide semiconductors to customers at fixed prices. Because we were obligated to fulfill the terms of the agreements at selling prices which were not sufficient to cover the cost to produce or acquire these products, a liability for losses on sales contracts was recorded for the estimated future amount of these losses. The unusual pre-tax charges include $8.7 million for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental costs for sales returns and allowances.

     The unusual pre-tax charges also include $9.8 million for losses on inventory write-downs and other exit costs. We have written off and disposed of approximately $5.8 million of inventory. The remaining

$4.0 million relates primarily to the loss on the sale of the fabrication facility relating to incremental costs and contractual obligations for items such as lease termination costs, litigation, environmental clean-up costs, and other costs incurred directly as a result of the exit plan.

     We also recognized unusual pre-tax charges of $8.9 million in fiscal 1998 related to costs incurred in closing the Wales, United Kingdom facility. This charge consisted primarily of the write-off of goodwill and intangible assets of $3.8 million, $1.6 million for severance payments, $1.1 million for reimbursement of government grants, and $2.4 million of costs associated with the disposal of the factory. This closure was a result of our acquisition of Altatron, which resulted in duplicative facilities in the United Kingdom.

Selling, General and Administrative

     Selling, general and administrative expenses, or SG&A, for fiscal 2000 increased 33.6% to $240.3 million from $179.8 million in fiscal 1999, but decreased as a percentage of net sales to 4.2% in fiscal 2000 from 5.5% in fiscal 1999. SG&A for fiscal 1999 increased 25.2% to $179.8 million from $143.6 million in fiscal 1998, but decreased as a percentage of net sales to 5.5% in fiscal 1999 from 6.5% in fiscal 1998. The dollar increase in SG&A for each fiscal year was primarily due to the continued investment in infrastructure such as sales, marketing, supply-chain management and other related corporate and administrative expenses. The dollar increase in SG&A also was due to expenses related to continued investment in information systems necessary to support the expansion of our business. Additionally, the dollar increase in SG&A for each fiscal year was attributable to the incremental expenses associated with the several manufacturing facility purchases. The decline in SG&A as a percentage of each fiscal year's net sales reflects increases in our net sales, as well as our continued focus on controlling our operating expenses.

Goodwill and Intangible Assets Amortization

     Goodwill and intangible assets amortization in fiscal 2000 increased to $12.8 million from $9.2 million in fiscal 1999. This increase is attributable to the acquisitions of ACL, Greatsino and an additional 50% equity interest in FICO in March 1999, combined with the amortization of debt issue costs associated with our increased borrowings.

     Goodwill and intangible assets amortization in fiscal 1999 increased to $9.2 million from $8.5 million in fiscal 1998. This increase was primarily attributable to the amortization of debt issue costs associated with the increased borrowings used to fund our acquisitions and the amortization of goodwill associated with our acquisitions completed in late fiscal 1999.

Acquired In-Process Research and Development

     Based on an independent valuation of some of the assets of ACL and other factors, we determined that the purchase price of ACL included in-process research and development costs, totaling $2.0 million, that had not reached technological feasibility and had no probable alternative future use. Accordingly, we wrote-off $2.0 million of in-process research and development in fiscal 1999.

Merger-Related Expenses

     In fiscal 2000, we incurred merger-related expenses of $3.5 million associated with the pooling-of-interests acquisitions of Kyrel and PCB. The merger expenses consisted of a transfer tax of $1.7 million, approximately $0.4 million of investment banking fees and approximately $1.4 million of legal and accounting fees.

     In fiscal 1998, we incurred $7.4 million of merger-related expenses associated with the acquisitions of Neutronics, EnergiPilot, DTM, Altatron and Conexao. The Neutronics merger expenses included $2.2 million in costs associated with the cancellation of Neutronics's public offering and $0.9 million in other legal and accounting fees. The remaining $4.3 million consisted of $3.1 million in brokerage and finders fees incurred in the Altatron acquisition and $1.2 million in legal and accounting fees for all of the fiscal 1998 acquisitions.

     In connection with our recently completed mergers with DII and Palo Alto Products International, we expect to record a one-time charge of approximately $180.0 million in the first fiscal quarter of fiscal 2001. We estimate that approximately $120.0 million of this one-time charge will consist of cash charges relating to severance payments, investment banking and financial advisory fees and professional services fees.

Interest and other expense, net

     Interest and other expense, net increased to $44.9 million in fiscal 2000 from $38.8 million in fiscal 1999. The following table sets forth information concerning the components of interest and other expense.

                                                               FISCAL YEAR ENDED MARCH 31,
                                                              ------------------------------
                                                               1998       1999        2000
                                                              -------    -------    --------
Interest expense............................................  $28,675    $44,645    $ 56,481
Interest income.............................................   (4,996)    (9,129)    (20,420)
Foreign exchange loss (gain)................................   (4,137)     5,112       2,705
Equity in earnings of associated companies..................   (1,194)    (1,036)         --
Minority interest...........................................      356      1,319       1,002
Other expense (income), net.................................     (166)    (2,152)      5,139
                                                              -------    -------    --------
                                                              $18,538    $38,759    $ 44,907
                                                              =======    =======    ========

     Net interest expense increased to $36.1 million in fiscal 2000 from $35.5 million in fiscal 1999. The increase was attributable to increased borrowings used to fund our acquisitions, purchases of manufacturing facilities, strategic investments, expansion of various facilities and capital expenditures, offset by an increase in interest income from our equity offering proceeds invested in money market funds and corporate debt securities. Fiscal 2000 net interest expense includes accelerated amortization of approximately $1.0 million in bank arrangement fees associated with the termination of a credit facility.

     Net interest expense increased to $35.5 million in fiscal 1999 from $23.7 million in fiscal 1998. The increase was primarily due to increased bank borrowings to finance the capital expenditures and expansion of our facilities in Sweden, Hungary, Mexico and China and the purchases of manufacturing facilities.

     In fiscal 2000, foreign exchange loss decreased to $2.7 million from $5.1 million foreign exchange loss in fiscal 1999. The foreign exchange loss in fiscal 2000 mainly relates to net non-functional currency monetary liabilities in Austria, Finland and Hungary. Foreign exchange loss increased to $5.1 million from a foreign exchange gain of $4.1 million in fiscal 1998. The foreign exchange loss in fiscal 1999 mainly relates to net non-functional currency monetary liabilities in Austria, Finland, Brazil and Hungary. The foreign exchange gain in fiscal 1998 was mainly due to the strengthening of the U.S. dollar against Asian currencies.

     Equity in earnings of associated companies for fiscal 2000 was nil as compared to $1.0 million in fiscal 1999. This decrease is the result of increasing our ownership of FICO to 100% by acquiring an additional 50% of its equity interests in March 1999 and the remaining 10% in March 2000. Prior to the increased ownership, we accounted for this investment according to the equity method of accounting, and as a result did not recognize revenue from sales by FICO, but recognized 40% of the net income or loss of the associated company, based on our ownership interest.

     Equity in earnings of associated companies for fiscal 1999 remained relatively unchanged at $1.0 million versus $1.2 million in fiscal 1998. The equity in earnings of associated companies resulted primarily from our previous 40% investment in FICO and, to a lesser extent, certain minority investments of Neutronics.

     Minority interest expense for fiscal 2000 and fiscal 1999 was comprised primarily of the 8% minority interest in Neutronics and 10% minority interest in FICO not acquired by us in March 1999.

     Minority interest expense for fiscal 1998 was comprised primarily of the 8% minority interest in Neutronics not acquired by us in October 1997 and the 4.1% minority interest in Ecoplast, a subsidiary of Neutronics held by a third party.

     Other expense (income), net decreased from $2.1 million of income in fiscal 1999 to $5.1 million of expense in fiscal 2000. The other expense in fiscal 2000 was comprised mainly of a loss on disposal of fixed assets in Hungary and increased provisions for doubtful accounts offset by compensation received in a settlement of a claim. The other income in fiscal 1999 comprised mainly of a gain from the sale of land in Mexico.

Provision for Income Taxes

     Some of our subsidiaries have, at various times, been granted tax relief in their respective countries, resulting in lower income taxes than would otherwise be the case under ordinary tax rates. See Note 7 of Notes to Supplemental Consolidated Financial Statements included elsewhere in this prospectus supplement.

     The consolidated effective tax rate for a particular year varies depending on the mix of earnings, operating loss carryforwards, income tax credits and changes in previously established valuation allowances for deferred tax assets based upon management's current analysis of the realizability of these deferred tax assets. Our consolidated effective tax rate was 10.5% for fiscal year 2000 compared to (32.7)% for fiscal year 1999. Excluding the unusual charges, the effective income tax rate in fiscal 1999 was 14.9%. The decrease in the effective tax rate was due primarily to the expansion of operations and increase in profitability in countries with lower tax rates or a tax holiday, the recognition of income tax loss and tax credit carryforwards and management's current assessment of the required valuation allowance.

BACKLOG

     Although we obtain firm purchase orders from our customers, OEM customers typically do not make firm orders for delivery of products more than thirty to ninety days in advance. We do not believe that the backlog of expected product sales covered by firm purchase orders is a meaningful measure of future sales since orders may be rescheduled or canceled.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 2000, we had cash and cash equivalents balances totaling $725.6 million, total bank and other debts amounting to $776.1 million and $63.0 million available for borrowing under our credit facilities subject to compliance with certain financial ratios. Since March 31, 2000, we have incurred approximately $120.0 million of one-time cash charges related to the DII merger, have paid approximately $178.0 million for acquisitions, refinanced DII's 8.50% Senior Subordinated Notes and have also increased our net working capital. As a result, our cash and cash equivalents have been reduced significantly and borrowings under our credit facilities have increased.

     Cash used by operating activities was $18.9 million in fiscal 2000 compared to cash provided by operating activities of $143.8 million and $110.0 million in fiscal 1999 and 1998, respectively. Cash provided by operating activities decreased in fiscal 2000 from fiscal 1999 because of increases in accounts receivable, inventories and other current assets, offset by increases in net income, depreciation and amortization and accounts payable. Cash provided by operating activities increased in fiscal 1999 from fiscal 1998 due to an increase in net income, depreciation and amortization and accounts payable, partially offset by increases in accounts receivables and inventories.

     Accounts receivable, net of allowance for doubtful accounts increased to $861.8 million at March 31, 2000 from $470.3 million at March 31, 1999. The increase in accounts receivable was primarily due to an increase of 76.4% in sales in fiscal 2000.

     Inventories increased to $992.7 million at March 31, 2000 from $324.8 million at March 31, 1999. The increase in inventories was primarily the result of increased purchases of material to support the growing sales combined with the inventory acquired in connection with the manufacturing facility purchases in the fourth quarter of fiscal 2000.

     Cash used in investing activities was $789.1 million in fiscal 2000, $449.9 million in fiscal 1999 and $242.8 million in fiscal 1998. Cash used in investing activities in fiscal 2000 was primarily related to:

     - $433.1 million of capital expenditures to purchase equipment and continued expansion of our manufacturing facilities in Brazil, China, Hungary, Mexico, United States and Sweden;

     - $288.8 million for the manufacturing facilities and related asset purchases during fiscal 2000;

     - $26.8 million for the acquisitions of Vastbright, FICO and other acquisitions;

     - $42.7 million for minority investments in the stocks of various technology companies in software and related industries; and

     - $75.0 million for a loan to another company.

     Additionally, we received proceeds of $35.9 million from the sale of certain subsidiaries and $41.5 million from the sale of property, plant and equipment.

     Cash used in investing activities in fiscal 1999 was primarily related to:

     - $343.0 million of capital expenditures to purchase equipment and continued expansion of our manufacturing facilities in Brazil, China, Hungary, Mexico, United States and Sweden;

     - $76.1 million for the acquisitions of ACL, Greatsino and FICO;

     - $24.0 million of contingent purchase price adjustments (earn-out payments) relating to the acquisition of Astron, which occurred in fiscal 1996; and

     - $17.7 million for minority investments in the stocks of various technology companies in software and related industries.

     Cash provided by financing activities was $1,263.7 million in fiscal 2000, $386.7 million in fiscal 1999 and $273.0 million in fiscal 1998. Cash provided by financing activities in fiscal 2000 was primarily related to our completion of three public stock offerings. In February 2000, we sold a total of 8.6 million ordinary shares in a public offering at a price of $59.00 per share resulting in net proceeds to us of approximately $494.1 million. In October 1999, we sold a total of 13.8 million ordinary shares in a public offering at a price of $33.84 per share, resulting in net proceeds to us of approximately $448.9 million. In addition, in October 1999, DII sold a total of 6.9 million shares of its common stock in a public offering at a price of $33.00 per share, resulting in net proceeds of approximately $215.7 million. Additionally, cash provided by financing activities in fiscal 2000 resulted from:

     - $97.9 million of net proceeds from bank borrowings, capital leases, and long-term debts; and

     - $26.2 million in proceeds from stock issued under our stock plans; offset by

     - $23.5 million for dividends paid to former shareholders of PCB Assembly prior to its acquisition by us in March 2000.

     Cash provided by financing activities in fiscal 1999 resulted primarily from:

     - our equity offering of 10.8 million ordinary shares in December 1998 with net proceeds of $194.0 million;

     - $197.9 million of net proceeds from bank borrowings, capital leases, and long-term debts; and

     - $18.7 million in proceeds from stock issued under our stock plans; offset by

     - $24.3 million from DII's repurchase of 1.5 million shares of its common stock.

     In October 1999, we entered into a credit facility with a syndicate of banks providing for revolving credit borrowings by us and a number of our subsidiaries of up to $200.0 million. As of March 31, 2000, there were $137.0 million in borrowings outstanding under this facility and the weighted-average interest rate for these borrowings was 6.87%. We were in compliance with all loan covenants at March 31, 2000.

     On April 3, 2000, we replaced our $200.0 million credit facility and a DII credit facility of $210.0 million with a $500.0 million credit facility with a syndicate of domestic and foreign banks. This new credit facility consists of two separate credit agreements, one providing for up to $150.0 million principal amount of revolving credit loans to Flextronics and designated subsidiaries and one providing for up to $350.0 million principal amount of revolving credit loans to our United States subsidiaries. Both agreements are split equally between a 364-day facility and a three-year facility. At the maturity of the 364-day facility, outstanding borrowings under that facility may be converted into one-year term loans. Borrowings under the credit facility bear interest, at our option, at either the agent's base rate or the LIBOR Rate, as defined in the credit facility, plus a margin for LIBOR loans ranging between 0.625% and 1.75%, based on our ratio of debt to EBITDA (earnings before interest, taxes, depreciation, and amortization). The credit facility is secured by a pledge of stock of certain of our subsidiaries.

     The credit facility contains covenants that restrict our ability to (1) incur secured debt (other than purchase money debt and capitalized leases), (2) incur liens on our property, (3) make dispositions of assets, and (4) make investments in companies that are not our subsidiaries. The credit facility also prohibits us from paying dividends. The credit facility also requires that we maintain a maximum ratio of total indebtedness to EBITDA, and maintain a minimum ratio of EBITDA to the sum of our net interest expense plus the current portion of our long-term debt and a specified portion of certain other debt.

     We plan to increase the size of our credit facility, or enter into additional credit facilities, to fund anticipated growth in our operations. We cannot provide any assurances that we will be able to complete any such transaction, or as to its potential terms. In addition, we maintain smaller credit facilities for a number of our non-U.S. subsidiaries, typically on an uncommitted basis. We have also entered into relationships with financial institutions for the sale of accounts receivable, and for leasing transactions.

     On June 6, 2000, we entered into a $50.0 million senior note agreement with Bank of America, N.A., as lender. We plan to replace the senior note agreement with a new senior note agreement to increase availability to up to $200.0 million. We intend to use borrowings under these agreements for general corporate purposes. We cannot provide any assurances that we will be able to complete this transaction, or as to its potential terms.

     In addition, we anticipate issuing $450 million aggregate principal amount of Senior Subordinated Notes due 2010 in a private offering. We intend to use the proceeds from this private offering to repay indebtedness under our credit facility, for working capital and capital expenditures and for general corporate purposes. We cannot provide any assurances as to whether, or on what terms, this private offering will be completed.

     In the first fiscal quarter of 2001, we announced our intentions to purchase the manufacturing facilities and related assets from Ascom Business Systems AG located in Solothurn, Switzerland and Bosch Telecom GmbH in Pandrup, Denmark, as well as acquire Uniskor, Ltd, located in Israel. The expected aggregate cost for the purchases of the manufacturing facilities and business combination are expected to aggregate $178.0 million.

     We anticipate that our working capital requirements and capital expenditures will continue to increase in order to support the anticipated continued growth in our operations. In addition to our anticipated manufacturing facility purchases, we anticipate incurring significant capital expenditures and operating lease commitments in order to support our anticipated expansions of our industrial parks in China, Hungary, Mexico, Brazil and Poland. We intend to continue our acquisition strategy and it is possible that future acquisitions may be significant. Future liquidity needs will also depend on fluctuations in levels of inventory, the timing of expenditures by us on new equipment, the extent to which we utilize operating leases for the new facilities and equipment, levels of our shipments and changes in volumes of customer orders.

     Historically, we have funded our operations from the proceeds of public offerings of equity securities and debt offerings, cash and cash equivalents generated from operations, bank debt, sales of accounts receivable and lease financings of capital equipment. We believe that our existing cash balances, together with anticipated cash from operations, borrowings available under our credit facility and our net proceeds from this offering and from our planned private offering of senior subordinated notes will be sufficient to fund our operations through fiscal 2001 for at least the next twelve months. We anticipate that we will continue to enter into debt and equity financings, sales of accounts receivable and lease transactions to fund our acquisitions and anticipated growth. Such financings and other transactions may not be available on terms acceptable to us or at all. See "Risk Factors -- If we do not manage effectively the expansion of our operations, our business may be harmed."

                                    BUSINESS

     We are a leading provider of advanced electronics manufacturing services to OEMs primarily in the telecommunications and networking, consumer electronics and computer industries. Our strategy is to provide customers with the ability to outsource, on a global basis, a complete product where we take responsibility for engineering, supply chain management, assembly, integration, test and logistics management. We provide complete product design services, including electrical and mechanical, circuit and layout, radio frequency and test development engineering services. Our manufacturing services include the fabrication and assembly of plastic and metal enclosures, PCBs and backplanes. We believe that we have developed particular strengths in advanced interconnect, miniaturization and packaging technologies, and in the engineering and manufacturing of wireless communications products employing radio frequency technology. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution.

     Through a combination of internal growth and acquisitions, we have become the world's third largest provider of electronics manufacturing services, with revenues of $5.7 billion and EBITDA of $391.4 million in fiscal 2000. In addition, we have increased our manufacturing square footage from 1.5 million square feet on April 1, 1998 to 11.2 million square feet to date. We offer a complete and flexible manufacturing solution that provides accelerated time-to-market and time-to-volume production, reduced production costs and advanced engineering and design capabilities. By working closely with and being highly responsive to customers throughout the design, manufacturing and distribution process, we believe that we can be an integral part of their operations. We believe that our size, global presence, broad service offerings and expertise enable us to win large programs from leading multinational OEMs for the manufacture of advanced electronics products.

     Our customers include industry leaders such as Cisco, Ericsson, Hewlett-Packard, Lucent, Microsoft, Motorola, Nokia, Palm Computing and Philips. Due to our focus on high growth technology sectors, our prospects are influenced by such major trends as the upgrade of the communications and Internet infrastructure, the proliferation of wireless devices, increasing product miniaturization and other trends in electronics technologies. In addition, our growth is affected by the pace at which leading OEMs are continuing to adopt outsourcing as a core business strategy.

     We have established an extensive network of manufacturing facilities in the world's major electronics markets -- Asia, the Americas and Europe -- to serve the increased outsourcing needs of both multinational and regional OEMs. We strategically locate facilities near our customers and their end markets. In fiscal 2000, production in the Americas represented 43% of our net sales, production in Europe represented 39% of our net sales and production in Asia represented 18% of our net sales. We have also established fully integrated, high volume industrial parks in low cost regions near our customers' end markets. These industrial parks provide a total supply chain management by co-locating our manufacturing and distribution operations with our suppliers at a single location. This approach to production and distribution is designed to benefit our customers by reducing logistical barriers and costs, increasing flexibility, lowering transportation costs and reducing turnaround times. Our industrial parks are located in China, Hungary and Mexico and we are building new industrial parks in Brazil, Hungary and Poland. In addition to our industrial parks, we have established product introduction centers which provide engineering expertise in developing new products and preparing them for high volume manufacturing.

INDUSTRY OVERVIEW

     With electronics products growing in technical complexity and experiencing shorter product lifecycles in response to customer requirements, the demand for advanced manufacturing capabilities and related services has grown rapidly. Many OEMs in the electronics industry are increasingly utilizing electronics manufacturing service providers in their business and manufacturing strategies. Outsourcing allows OEMs to take advantage of the manufacturing expertise and capital investments of electronics manufacturing service providers, thereby enabling OEMs to concentrate on their core competencies, such as product development, marketing and sales. We believe that by developing strategic relationships with electronics manufacturing service providers, OEMs can enhance their competitive position by:

     - reducing production costs;

     - accelerating time-to-market and time-to-volume production;

     - accessing advanced manufacturing, design and engineering capabilities;

     - reducing capital investment requirements and fixed overhead costs;

     - improving inventory management and purchasing power; and

     - accessing worldwide manufacturing capabilities.

     As a result of these factors, industry sources estimate that the overall market for electronics manufacturing services will grow at an average annual rate of 20% from 1998 to 2003, reaching an estimated $149.4 billion in 2003. Over the last few years the larger electronics manufacturing services providers have grown faster than smaller providers. We believe that the market for electronic manufacturing services will continue to grow, driven largely by OEMs' need for increasing flexibility to respond to rapidly changing markets and technologies and accelerating product life cycles, and their need for advanced manufacturing and engineering capabilities as a result of increased complexity and reduced size of electronics products.

STRATEGY

     Our objective is to provide customers with the ability to outsource, on a global basis, a complete product, with Flextronics taking responsibility for the engineering, supply chain management, assembly, integration, test and logistics management to accelerate their time-to-market and time-to-volume. To achieve this objective, we will continue to implement the following strategies:

     Develop and Enhance Our Customers' Product Development and Manufacturing Strategy. We believe we can become an integral part of our customers' operations by working closely with them throughout the design, manufacturing and distribution process, and by offering flexible, highly responsive services. We believe our customer relationships are strengthened through a management approach which fosters rapid decision-making and a customer service orientation that responds quickly to frequently changing customer design specifications and production requirements. Our approach allows our customers to focus on their core competencies enabling them to accelerate their time-to-market and time-to-volume production.

     Leverage Our Global Presence. We have established an extensive network of design and manufacturing facilities in the world's major electronics markets -- Asia, the Americas and Europe -- to serve the increased outsourcing needs of both multinational and regional OEMs. Our global network of manufacturing facilities in 23 countries gives us the flexibility to transition customer projects to any of our locations. This flexibility allows design, prototyping and initial production to be located near the customer's own research and development centers, so that manufacturing can then be moved to locations closer to their end markets, or transitioned to low-cost regional manufacturing facilities or industrial parks as volumes increase over the product life-cycle.

     Expand Our Industrial Parks Strategy. Our industrial parks are self-contained facilities that co-locate our manufacturing and distribution operations with our suppliers in low-cost regions near our customers' end markets. Our industrial parks provide a total supply chain management. This approach to production and distribution benefits our customers by reducing logistical barriers and costs, improving communications, increasing flexibility, lowering transportation costs and reducing turnaround times. We have strategically established large industrial parks in Doumen, China, Sarvar and Zalaegerszeg, Hungary and Guadalajara, Mexico, and are currently building new industrial parks in Gdansk, Poland, Sao Paulo, Brazil and Nyiregyhaza, Hungary.

     Offer Comprehensive and Integrated Design and Manufacturing Solutions. We offer a comprehensive range of engineering, supply chain management, assembly, integration, test and logistics management services to our customers that simplifies the global product development process and provides them meaningful cost savings for them. Our capabilities help our customers improve product quality and performance, reduce costs and accelerate time-to-market.

     Streamline Business Processes Through Information Technologies. We utilize new information technologies to streamline business processes for our customers. For example, we use innovative Internet supply chain solutions to improve order placement, tracking and fulfillment. We are also able to provide our customers with online access to product design and manufacturing process information. Integrating our information systems with those of our customers allows us to assist our customers in improving their communications and relationships across their supply chain.

     Pursue Strategic Opportunities. We have actively pursued acquisitions and purchases of manufacturing facilities to expand our worldwide operations, broaden our service offerings, diversify and strengthen our customer relationships and enhance our management depth. We will continue to review opportunities and are currently in preliminary discussions to acquire manufacturing operations and enter into business combinations. We cannot assure the terms of, or that we will complete, such transactions. We will continue to selectively pursue strategic transactions that we believe will further our business objectives.

     We cannot assure that our strategies can be successfully implemented, or will reduce the risks associated with our business. See "Risk Factors."

CUSTOMERS

     Our customers consist of a select group of OEMs primarily in the telecommunications and networking, consumer electronics and computer industries. Within these industries, our strategy is to establish relationships with leading companies that seek to outsource significant production volumes of complex products. We have focused on building long-term relationships with these customers and expanding our relationship to include additional product lines and services. We have increasingly focused on sales to larger companies and to customers in the telecommunications and networking, consumer electronics and computer industries. In fiscal 2000 our five largest customers accounted for approximately 44% of our net sales. Our largest customers during fiscal 2000 were Ericsson and Philips accounting for approximately 12% and 10% of consolidated net sales. See "Risk Factors -- The majority of our sales comes from a small number of customers; if we lose any of these customers, our sales could decline significantly."

     The following table lists in alphabetical order some of our largest customers in fiscal 2000 and the products of those customers for which we provide manufacturing services:

                  CUSTOMER                                     END PRODUCTS
                  --------                                     ------------
Cabletron....................................  Data communications products
Compaq.......................................  Computer products
Cisco Systems................................  Data communications products
Ericsson.....................................  Business telecommunications systems, GSM infrastructure
Hewlett-Packard..............................  Inkjet printers, storage devices
Lucent.......................................  Data communication products
Motorola.....................................  Cellular phones, set-top boxes
Nokia........................................  Cellular phone accessories, office phones
Palm Computing...............................  Pilot electronic organizers
Philips Electronics..........................  Consumer electronics products

     In addition, we recently significantly expanded the scope of our relationships with a number of existing customers and entered into relationships with new customers, including ABB Automation Products (PCB assemblies), Cabletron Systems (data communication products) and General Instruments (set-top boxes).

     On May 30, 2000, we entered into a strategic alliance for product manufacturing with Motorola. This alliance provides incentives for Motorola to purchase over $30.0 billion of products and services from us until December 31, 2005. We anticipate that this relationship will encompass a wide range of products, including cellular phones, pagers, set-top boxes and infrastructure equipment, and will involve a broad range of services, including design, PCB fabrication and assembly, plastics, enclosures and supply chain services. The relationship is not exclusive and does not require that Motorola purchase any specific volumes of products or services from us. Our ability to achieve any of the anticipated benefits of this relationship is subject to a number of risks, including our ability to provide our services on a competitive basis and to expand our manufacturing resources, as well as demand for Motorola's products. In connection with this strategic alliance, Motorola will pay $100.0 million for an equity instrument that entitles them to acquire 11,000,000 Flextronics ordinary shares at any time through December 31, 2005, upon meeting targeted purchase levels or making specified payments to us. The issuance of this equity instrument will result in a one-time non-cash charge of approximately $290.0 million in the first fiscal quarter of fiscal 2001, offset by a corresponding credit to shareholders' equity.

SALES AND MARKETING

     We achieve worldwide sales coverage through a direct sales force, which focuses on generating new accounts, and through program managers, who are responsible for managing relationships with existing customers and making follow-on sales. Our Asian sales offices are located in Singapore and Hong Kong. In North America, we maintain sales offices in California, Florida, Massachusetts and Texas. In Europe, we maintain sales offices in England, France, Germany, the Netherlands and Sweden. In addition to our sales force, our executive staff plays an integral role in our marketing efforts.

SERVICES

     We offer a broad range of integrated services, providing customers with a total design and manufacturing solution to take a product from initial design through volume production, test and distribution into post-sales service and support. These integrated services include the following:

     Flextronics Systems Assembly. Our assembly and manufacturing operations, which reflects the majority of our revenues, include PCB assembly, assembly of systems and subsystems that incorporate PCBs and complex electromechanical components. A substantial portion of our net sales is derived from the manufacture and assembly of complete products. We employ just-in-time, ship-to-stock and ship-to-line programs, continuous flow manufacturing, demand flow processes and statistical process control. As OEMs seek to provide greater functionality in smaller products, they increasingly require more sophisticated manufacturing technologies and processes. Our investment in advanced manufacturing equipment and our experience and expertise in innovative miniaturization, packaging and interconnect technologies, such as chip scale packaging, chip-on-board and ball grid array, enable us to offer a variety of advanced manufacturing solutions. In addition, we have recently developed significant expertise in the manufacture of wireless communications products employing radio frequency technology.

     We offer computer-aided testing of assembled PCBs, systems and subsystems, which contributes significantly to our ability to deliver high-quality products on a consistent basis. Our test capabilities include management defect analysis, in-circuit tests and functional tests. In addition, we also provide environmental stress tests of board or system assemblies.

     Multek. Multek provides PCB and backpanel fabrication services. PCBs and backpanels are platforms which provide interconnection for integrated circuits and other electronic components. Backpanels also provide interconnection for other printed circuit boards. Semiconductor designs are currently so complex that they often require printed circuit boards with many layers of narrow, densely spaced wiring. We manufacture high density, complex multilayer printed circuit boards and backpanels on a low-volume, quick-turn basis, as well as on a high-volume production basis. Our quick-turn prototype service allows us to provide small test quantities to customers' product development groups in as short as 24 hours. We are one of only a few independent manufacturers who can respond to our customers' demands for an accelerated transition from prototype to volume production.

     The manufacture of complex multilayer interconnect products often requires the use of sophisticated circuit interconnections between layers (called "vias") and adherence to strict electrical characteristics to maintain consistent circuit transmission speeds. Our production of microvias, by laser ablation and our surface laminar circuit technology, a photo generated microvia capability, provides our customers with proven high volume production capacity in both of the major high density interconnect process solutions.

     Flextronics Enclosures. We offer a comprehensive set of custom electronic enclosures and related products and services. Our services include design, manufacturing, and integration of electronics packaging systems from custom enclosure systems, power and thermal subsystems, interconnect subsystems to cabling and cases. In addition to the typical sheet metal fabrication, we assist in the design of electronic packaging systems that protect sensitive electronics and enhance functionality. Our enclosure design services focus on functionality, manufacturability and testing. These services are integrated with our other services to provide our customers with greater responsiveness, improved logistics and overall improved supply chain management. In addition to our inhouse design and manufacturing capabilities, we have established a strategic alliance with a top tier enclosure manufacturer to broaden our design, engineering, supply chain management, manufacturing and assembly expertise for our customers worldwide.

     Flextronics Semiconductor. We coordinate industrial design and tooling for product manufacturing. By integrating the combined capabilities of design, engineering and semiconductor services, we can compress the time from product concept to market introduction and minimize product development costs. Flextronics semiconductor provides ASIC design services to our OEM customers, including:

     - Conversion services from field programmable gate arrays to ASICs. These services focus on designs that utilize primarily digital signals, with only a small amount of analog signals.

     - Design services for mixed-signal ASICs. These services focus on designs that utilize primarily analog signals, with only a small amount of digital signals.

     - Silicon integration design services. These services utilize silicon design modules that are used to accelerate complex ASIC designs, including system-on-a-chip.

     Flextronics Semiconductor utilizes external foundry suppliers for its customers' silicon manufacturing requirements, thereby using a "fabless" manufacturing approach. This enables us to take advantage of the suppliers' high volume economies of scale and access to advanced process technology.

     We believe that our semiconductor design expertise provides us with a competitive advantage by enabling us to offer our customers reduced costs through the consolidation of components onto silicon chips.

     Flextronics Design Services. We offer a comprehensive spectrum of value-added design services for products we manufacture for our customers. Products designed by this group range from commercial and military applications, including radio frequency analog, high-speed digital, multi-chip module, and flex circuits, to high volume consumer products, to small quantity prototypes. We work with our customers to develop product-specific test strategies and can custom design test equipment and software ourselves or use test equipment and software provided by our customers.

     Approximately 40% of our revenues are from products that incorporate Flextronics design aspects. To assist customers with initial design, we provide computer-aided engineering and computer-aided design, engineering for manufacturability, printed circuit board layout and test development. At our product introduction centers, we employ hundreds of advanced engineers to provide the engineering expertise in developing new products and preparing them for high volume manufacturing. These centers coordinate and integrate our worldwide design, prototype, test development practices and, in some locations, provide dedicated production lines for prototypes.

     Flextronics Plastics. We offer tool fabrication, quickturn prototyping and full production of plastic parts. We are able to quickly transition our customers' products into volume production. By maintaining these services at our industrial parks along with manufacturers and suppliers of sheet metal, cable harnesses, components and packaging, we increase our customers' production flexibility and speed.

     Flextronics Network Services. We offer network installation services to OEMs in the data and telecommunications industries. Our services include project planning, documentation, engineering, production, installation and commissioning of equipment. We have expertise in the installation of public and mobile telecommunications systems, exchanges, corporate networks and peripheral equipment.

     Supply Chain Services. We provide materials procurement, information technology solutions and logistics. Materials procurement and management consist of the planning, purchasing, expediting and warehousing of components and materials used in the manufacturing process. Our inventory management expertise and volume procurement capabilities contribute to cost reductions and reduce total cycle time. Our industrial parks in China, Hungary and Mexico include providers of many of the custom components that we use to reduce material and transportation costs, simplify logistics and facilitate inventory management. We also use sophisticated automated manufacturing resources planning systems and enhanced electronic data interchange capabilities to ensure inventory control and optimization. Through our manufacturing resources planning system, we have real-time visibility on material availability and real-time tracking of work in process. We also utilize electronic data interchange with our customers and suppliers to implement a variety of supply chain management programs. Electronic data interchange allows customers to share demand and product forecasts and deliver purchase orders while also assisting suppliers with just-in-time delivery and supplier-managed inventory.

     We offer our customers flexible, just-in-time delivery programs allowing product shipments to be closely coordinated with customers' inventory requirements. Increasingly, we ship products directly into customers' distribution channels or directly to the end-user. We believe that this service can provide our customers with a more comprehensive solution and enable them to be more responsive to market demands.

COMPETITION

     The electronics manufacturing services industry is extremely competitive and includes hundreds of companies, several of whom have achieved substantial market share. We compete with different companies, depending on the type of service or geographic area. We compete against numerous domestic and foreign electronics manufacturing services providers, and current and prospective customers also evaluate our capabilities against the merits of internal production. In addition, in recent years the electronics manufacturing industry has attracted a significant number of new entrants, including large OEMs with excess manufacturing capacity, and many existing participants, including us, have significantly increased their manufacturing capacity by expanding their facilities and adding new facilities. In the event of a decrease in overall demand for electronics manufacturing services, this increased capacity could result in substantial pricing pressures which could harm our operating results. Some of our competitors, including Solectron Corporation and SCI Systems, may have greater manufacturing, financial and other resources than us. As competitors increase the scale of their operations, they may increase their ability to realize economies of scale, to reduce their prices and to more effectively meet the needs of large OEMs. We believe that the principal competitive factors in the segments of the electronics manufacturing services industry in which we operate are cost, technological capabilities, responsiveness and flexibility, delivery cycles, location of facilities, product quality and range of services available. Failure to satisfy any of the foregoing requirements could seriously harm our business. See "Risk Factors -- Our industry is extremely competitive."

ACQUISITIONS

     Business Combinations. We have actively pursued business combinations and other business acquisitions to expand our global reach, manufacturing capacity and service offerings and strengthen our customer relationships. Since fiscal 1997, we have completed the following business combinations:

     DATE           ACQUIRED COMPANY         NATURE OF BUSINESS          CONSIDERATION              LOCATION(S)
     ----           ----------------         ------------------          -------------              -----------
May 2000        Sample Rate Systems Oyj   Provides electronics      88,657 ordinary shares    Finland
                                          manufacturing services
May 2000        San Marco Engineering     Provides electronics      275,000 ordinary shares   Italy
                Srl                       manufacturing services
April 2000      Palo Alto Products        Provides industrial and   3,618,374 ordinary        Tun Cheng, Taiwan
                International Pte. Ltd.   electronics               shares                    Samuprakaru, Thailand
                                          manufacturing design                                Palo Alto, California
                                          services                                            New Braunfels, Texas
April 2000      The DII Group, Inc.       Provides electronics      62,768,139 ordinary       Anaheim, California
                                          manufacturing services    shares                    Irvine, California
                                                                                              Sunnyvale, California
                                                                                              Palm Harbor, Florida
                                                                                              Austin, Texas
                                                                                              Roseville, Minnesota
                                                                                              Binghamton, New York
                                                                                              Boulder, Colorado
                                                                                              Longmont, Colorado
                                                                                              Zhuhai, China
                                                                                              Melaka, Malaysia
                                                                                              Singapore
                                                                                              Kindberg, Austria
                                                                                              Brno, Czech Republic
                                                                                              Boeblingen, Germany
                                                                                              Cork, Ireland
                                                                                              Guadalajara, Mexico
                                                                                              Puebla, Mexico
                                                                                              Sao Paulo, Brazil
March 2000      PCB Assembly, Inc.        Provides electronics      1,084,566 ordinary        Sunnyvale, California
                                          design, assembly and      shares
                                          test services
March 2000      Purchased remaining 10%   Manufactures injection    $3.0 million cash         Shenzhen, China
                interest in FICO          molded plastics
                Investment Holdings Ltd.
February 2000   Vastbright PCB Co. Ltd.   Manufactures advanced     $18.0 million cash        Zhuhai, China
                                          technology PCBs
November 1999   Circuit Board             Provides electronics      559,098 ordinary shares   Research Triangle Park,
                Assemblers, Inc., EMC     design, assembly and                                North Carolina
                International, Inc.,      test services
                Newport Technology and
                Summit Manufacturing
July 1999       Kyrel EMS Oyj             Provides electronics      3,643,610 ordinary        Kyroskoski, Finland
                                          design, assembly and      shares                    Luneville, France
                                          test services
March 1999      Advanced Component Labs   Manufactures advanced     $15.0 million cash        Zhuhai, China
                HK Ltd.                   technology PCBs
March 1999      Increased ownership of    Manufactures injection    $7.2 million cash, $3.0   Shenzhen, China
                FICO Investment Holdings  molded plastics           million in promissory
                Ltd. from 40% to 90%                                notes, and 255,700
                                                                    ordinary shares
March 1998      Conexao Informatica       Provides electronics      1,686,372 ordinary        Sao Paulo, Brazil
                Ltda.                     design, assembly and      shares
                                          test services
March 1998      Altatron, Inc.            Provides electronics      3,154,600 ordinary        Fremont, California
                                          design, assembly and      shares
                                          test services

     DATE           ACQUIRED COMPANY         NATURE OF BUSINESS          CONSIDERATION              LOCATION(S)
     ----           ----------------         ------------------          -------------              -----------
December 1997   DTM Products, Inc.        Manufactures injection    1,009,876 ordinary        Boulder, Colorado
                                          molded plastics           shares
December 1997   Energipilot AB            Provides cable assembly   919,960 ordinary shares   Stockholm, Sweden
                                          and engineering services
October 1997    Neutronics Electronics    Provides electronics      11,224,000 ordinary       Althofen, Austria
                Industries Holding AG     design, assembly and      shares                    Tab, Hungary
                                          test services                                       Sarvar, Hungary
                                                                                              Zalaegerszeg, Hungary

     Acquisitions of Manufacturing Facilities. We have purchased a number of manufacturing facilities and related assets from customers and simultaneously entered into manufacturing agreements to provide electronics design, assembly and test services to these customers. The transactions were accounted for as purchases of assets. Since fiscal 1997, we have completed the following facilities purchases:

     DATE              CUSTOMER          CONSIDERATION     FACILITY LOCATION(S)
     ----              --------          -------------     --------------------
May 2000        Bosch Telecom GmbH       $98.3 million   Pandrup, Denmark
March 2000      Cabletron Systems Inc.   $83.4 million   Rochester, New Hampshire
                                                         Limerick, Ireland
January 2000    Fujitsu Siemens          $69.7 million   Paderborn, Germany
June 1999       Ericsson                 $39.4 million   Visby, Sweden
May 1999        ABB Automation Products  $24.5 million   Vasteras, Sweden

     We will continue to review opportunities to acquire OEM manufacturing operations and enter into business combinations and selectively pursue strategic transactions that we believe will further our business objectives. We are currently in preliminary discussions to acquire additional businesses and facilities. We cannot assure the terms of, or that we will complete, such acquisitions, and our ability to obtain the benefits of such combinations and transactions is subject to a number of risks and uncertainties, including our ability to successfully integrate the acquired operations and our ability to maintain and increase sales to customers of the acquired companies. See "Risk Factors -- We may encounter difficulties with acquisitions, which could harm our business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Acquisitions, Purchases of Facilities and Other Strategic Transactions."

FACILITIES

     Our facilities consist of a global network of industrial parks, manufacturing and technology centers, regional manufacturing facilities and product introduction centers, providing approximately 11.2 million square feet of capacity. We own facilities with approximately 2.7 million square feet of capacity in Asia, 2.3 million square feet in the Americas and 4.2 million square feet in Europe. We lease facilities with approximately 1.1 million square feet of capacity in Asia, 200,000 square feet in the Americas and 600,000 square feet in Europe.

     Our industrial parks, each incorporating from approximately 205,000 to 435,000 square feet of facilities, are designed for fully integrated, high volume manufacturing. These industrial parks offer manufacturing and distribution operations and suppliers that are located together at a single site in low cost areas close to major electronics markets. We believe that by offering all of those capabilities at a single site, we can reduce material and transportation costs, simplify logistics and communications and improve inventory management. This enables us to provide customers with a more complete, cost-effective manufacturing solution. Manufacturing and technology centers are facilities that have both medium and high volume manufacturing and product introduction centers and, as a result, are where we focus on launching customers' new products and transitioning them to volume production. Each center features advanced technological competency. Regional manufacturing facilities range from approximately 70,000 to 375,000 square feet and provide medium and high volume production in locations close to strategic markets. Product information centers provide a broad range of advanced engineering services and prototype and low volume production capabilities. All of our manufacturing facilities are registered to the quality requirements of the International Organization for Standardization (ISO 9002) or are in the process of final certification.

     The locations of our facilities are as follows:

                                  AMERICAS                        ASIA                         EUROPE
                                  --------                        ----                         ------
INDUSTRIAL PARKS        Guadalajara, Mexico           Doumen, China                 Sarvar, Hungary
                                                                                    Zalaegerzeg, Hungary
MANUFACTURING           San Jose, California          Hong Kong, China              Althofen, Austria
AND TECHNOLOGY          Fremont, California           Tun Cheng, Taiwan             Karlskrona, Sweden
CENTERS                 New Braunfels, Texas                                        Katrineholm, Sweden
                        Binghamton, New York                                        Stockholm, Sweden
                        Puebla, Mexico                                              Vasteras, Sweden
                                                                                    Visby, Sweden
REGIONAL                Anaheim, California           Doumen, China                 Boeblingen, Germany
MANUFACTURING           Austin, Texas                 Johore, Malaysia              Brno, Czech Republic
FACILITIES              Greeley, Colorado             Melaka, Malaysia              Cork, Ireland
                        Irvine, California            Samuprakaru, Thailand         Limerick, Ireland
                        Longmont, Colorado            Shenzhen, China               Hamilton, Scotland
                        Raleigh, North Carolina                                     Kindberg, Austria
                        Palm Harbor, Florida                                        Kyroskoski, Finland
                        Richardson, Texas                                           Luneville, France
                        Rochester, New Hampshire                                    Paderborn, Germany
                        Roseville, Minnesota                                        Solothurn, Switzerland
                        Sao Paulo, Brazil                                           Tab, Hungary
PRODUCT                 Dallas, Texas                 Doumen, China                 Althofen, Austria
INTRODUCTION            Boulder, Colorado                                           Hamilton, Scotland
CENTERS                 Raleigh, North Carolina                                     Kyroskoski, Finland
                        Richardson, Texas                                           Karlskrona, Sweden
                        San Jose, California                                        Malmo, Sweden
                        San Diego, California                                       Stockholm, Sweden
                        Sunnyvale, California                                       Monza, Italy
                        Westford, Massachusetts                                     Paderborn, Germany

     The facilities are generally well maintained and suitable for the operations conducted and, in substantially all cases where owned, free and clear of any encumbrances. The productive capacity of our plants is generally adequate for current needs.

     Over the past several years, we have actively increased our overall capacity through internal growth, acquisitions and purchases of manufacturing facilities. As a result, we have grown to approximately 11.2 million square feet of capacity on four continents. We plan to further expand these facilities, add new equipment and are currently developing new industrial parks in Brazil, Hungary and Poland. We cannot assure that we will not encounter unforeseen difficulties, costs or delays in expanding our facilities. See "Risk
Factors -- If we do not manage effectively the expansion of our operations, our business may be harmed."

EMPLOYEES

     As of March 31, 2000, we employed approximately 37,200 persons, which increased to approximately 49,000 persons following the completion of our acquisitions of DII and Palo Alto Products International. We have never experienced a work stoppage or strike and we believe that our employee relations are good.

     Our success depends to a large extent upon the continued services of key managerial and technical employees. The loss of such personnel could seriously harm our business, results of operations, prospects and debt service ability. To date, we have not experienced significant difficulties in attracting or retaining such personnel. Although we are not aware that any of our key personnel currently intend to terminate their employment, we cannot assure you of their future services. See "Risk Factors -- We depend on our key personnel."

ENVIRONMENTAL REGULATION

     Our operations are subject to federal, state, local and foreign laws and regulatory requirements relating to the use, storage, discharge and disposal of hazardous substances used in connection with our manufacturing processes. In addition, we are responsible for cleanup of contamination at some of our current and former manufacturing facilities.

     DII has joined together with other potentially responsible parties to negotiate with the New York Department of Environmental Conservation concerning the performance of a remedial investigation/feasibility study at the Roblin Steel Site. In connection with this negotiation, DII executed the Roblin Steel Site De Minimus Contributors Participation Agreement. Our share of the agreement, which we have assumed as a result of our acquisition of DII, is less than 2%. A Consent Order concerning the performance of a remedial investigation/feasibility study was reached with the New York Department of Environmental Conservation in July 1997.

     In 1998, DII entered into Consent Orders with the New York Department of Environmental Conservation concerning the performance of a remedial investigation/feasibility study with respect to environmental contamination at a formerly owned facility in Kirkwood, New York, and a facility that is owned and leased to a third party in Binghamton, New York. A third party has assumed responsibility for cleanup of these two sites pursuant to an agreement with DII. If the third party does not fully perform, there is potential recourse by the federal and state governments to assume completion of the required cleanups.

     The ultimate outcome of these matters cannot be predicted in light of the uncertainties inherent in these matters. The imposition of more stringent compliance or cleanup standards under environmental laws or regulations, the results of future testing and analysis undertaken at our current or former operating facilities, or a determination that we are potentially responsible for the release of hazardous substances at third party sites could result in expenditures in excess of amounts currently estimated to be required for such matters. Actual costs may exceed amounts accrued, and costs may be incurred with respect to sites as to which no problem is currently known. Further, environmental matters may arise in the future at sites where no problem is currently know or at sites that we may acquire. See "Risk Factors -- We are subject to environmental compliance risks."

                                  UNDERWRITERS

     We are offering ordinary shares described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC, Salomon Smith Barney Inc., Thomas Weisel Partners LLC and Lehman Brothers Inc. are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each of the underwriters have each agreed to purchase, the number of ordinary shares listed next to its name in the following table.

                                                                 NUMBER OF
                        UNDERWRITER                           ORDINARY SHARES
                        -----------                           ---------------
Banc of America Securities LLC..............................
Salomon Smith Barney Inc. ..................................
Thomas Weisel Partners LLC..................................
Lehman Brothers Inc. .......................................
                                                                 ---------
  Total.....................................................     5,500,000
                                                                 =========

     The underwriters initially will offer ordinary shares to the public at the price specified on the cover page of this prospectus supplement. The
underwriters may allow to some dealers a concession of not more than $     per
share. The underwriters also may allow, and any dealers may reallow, a
concession of not more than $     per share to some other dealers. If all the
shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The shares are offered subject to a number of conditions, including:

     - receipt and acceptance of our ordinary shares by the underwriters; and

     - the right to reject orders in whole or in part.

     We have granted the underwriters an option to buy up to 825,000 additional ordinary shares. These additional shares, called the over-allotment option, would cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters and the estimated offering expenses to be paid by us. These amounts are shown assuming no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                                PAID BY FLEXTRONICS
                                                              -----------------------
                                                              NO EXERCISE      FULL
                                                              -----------    --------
Per share underwriting discounts and commissions............   $             $
Total underwriting discounts and commissions................
Estimated expenses to be paid by Flextronics................

     We have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction which is designed to, or could be expected to, result in the disposition of any portion of ordinary shares for a period of 90 days after the date of this prospectus supplement without the prior written consent of Banc of America Securities LLC, except that we may issue, and grant options to purchase ordinary shares under existing share option and share purchase plans. Banc of America Securities LLC may grant such consent at any time and without public notice.

     We will indemnify the underwriters against liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, it will contribute to payments the underwriters may be required to make in respect of those liabilities.

     In connection with this offering, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include:

     - short sales;

     - stabilizing transactions; and

     - purchases to cover positions created by short sales.

     Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the ordinary shares while this offering is in progress.

     The underwriters may also impose a penalty bid. This means that if the representatives purchase shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

     The underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the ordinary shares, including:

     - over-allotment;

     - stabilization;

     - syndicate covering transactions; and

     - imposition of penalty bids.

     As a result of these activities, the price of our ordinary shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter-market or otherwise.

     In connection with this offering, some underwriters and any selling group members who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in our ordinary shares on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day before the pricing of the offering, before the commencement of offers or sales of our ordinary shares. Passive market makers must comply with applicable volume and price limitations and must be identified as a passive market maker. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, the bid must then be lowered when purchase limits are exceeded.

     Some of the underwriters or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including commercial banking, financial advisory and investment banking services for us and our affiliates in the ordinary course of business. A predecessor company of Banc of America Securities LLC was an initial purchaser in our 8 3/4% Senior Subordinated Notes due 2007 offering which closed on October 15, 1997. In addition, affiliates of Banc of America Securities LLC and Salomon Smith Barney Inc. are lenders under our credit facility.

     Due to the fact that one of the representatives of the underwriters was organized within the last three years, we are providing you the following information. Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 162 filed public offerings of equity securities, of which 118 have been completed, and has acted as a syndicate member in an additional 95 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

     The validity of the ordinary shares offered hereby has been passed upon for us by Allen & Gledhill, Singapore and for the underwriters by Arfat Selvam & Gunasingham, Singapore. Certain United States legal matters in connection with this offering will be passed upon for us by Fenwick & West LLP, Palo Alto, California, and for the underwriters by Cahill Gordon & Reindel, New York, New York.

                         FLEXTRONICS INTERNATIONAL LTD.

            INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Arthur Andersen LLP, Independent Public
  Accountants...............................................   F-2
Supplemental Consolidated Balance Sheets....................   F-3
Supplemental Consolidated Statements of Operations..........   F-4
Supplemental Consolidated Statements of Comprehensive
  Income....................................................   F-5
Supplemental Consolidated Statements of Shareholders'
  Equity....................................................   F-6
Supplemental Consolidated Statements of Cash Flows..........   F-7
Notes to Supplemental Consolidated Financial Statements.....   F-8

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Flextronics International Ltd.:

     We have audited the accompanying supplemental consolidated balance sheets of Flextronics International Ltd. (a Singapore company) and subsidiaries as of March 31, 1999 and 2000 and the related supplemental consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of The DII Group, Inc. ("DII") and Palo Alto Products International Pte. Ltd. ("Palo Alto Products International"), except for the financial statements of Palo Alto Products International as of March 31, 2000 and for the year then ended, two companies acquired on April 3, 2000 and April 7, 2000, respectively, in transactions accounted for as pooling-of-interests, as discussed in Note 2 to supplemental consolidated financial statements. Such statements are included in the supplemental consolidated financial statements of Flextronics International Ltd. and reflect total assets and total revenues of various percentages of the consolidated totals as stated in Note 2 to supplemental consolidated financial statements. These statements were audited by other auditors whose reports have been furnished to us and our opinion, insofar as it relates to amounts included for DII and Palo Alto Products International, is based solely upon the reports of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Flextronics International Ltd. and subsidiaries as of March 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                          ARTHUR ANDERSEN LLP

San Jose, California
April 18, 2000

                         FLEXTRONICS INTERNATIONAL LTD.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                        MARCH 31
                                                              ----------------------------
                                                                  1999            2000
                                                              ------------    ------------
                                                                 (IN THOUSANDS, EXCEPT
                                                              SHARE AND PER SHARE AMOUNTS)
                                          ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $  275,926      $  725,647
  Accounts receivable, less allowances for doubtful accounts of $15,378 and $22,070 as of March 31, 1999 and 2000,
     respectively...........................................      470,252         861,764
  Inventories...............................................      324,761         992,711
  Other current assets......................................       92,446         255,379
                                                               ----------      ----------
          Total current assets..............................    1,163,385       2,835,501
                                                               ----------      ----------
Property and equipment, net.................................      774,034       1,095,485
Goodwill and other intangibles, net.........................      145,224         206,706
Other assets................................................       67,057         188,293
                                                               ----------      ----------
          Total assets......................................   $2,149,700      $4,325,985
                                                               ==========      ==========

                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Bank borrowings and current portion of long-term debt.....   $  152,852      $  380,003
  Capital lease obligations.................................       17,092          16,528
  Accounts payable..........................................      488,808       1,033,100
  Accrued liabilities.......................................      162,830         251,998
  Deferred revenue..........................................        6,443           4,378
                                                               ----------      ----------
          Total current liabilities.........................      828,025       1,686,007
                                                               ----------      ----------
Long-term debt, net of current portion......................      521,822         343,509
Capital lease obligations, net of current portion...........       33,007          36,095
Other long-term liabilities.................................       23,697          36,554
Minority interests..........................................        7,179           9,747
                                                               ----------      ----------
          Total long-term liabilities.......................      585,705         425,905
                                                               ----------      ----------
Commitments (Note 6)
SHAREHOLDERS' EQUITY:
  Ordinary shares, S$.01 par value;
     authorized -- 250,000,000 shares; issued and
     outstanding -- 143,290,012 and 188,247,589 as of March
     31, 1999 and 2000, respectively........................   $    1,204      $    1,473
  Additional paid-in capital................................      551,575       1,827,651
  Retained earnings.........................................      220,671         375,722
  Accumulated other comprehensive income (loss).............      (27,986)         14,311
  Deferred compensation.....................................       (9,494)         (5,084)
                                                               ----------      ----------
          Total shareholders' equity........................      735,970       2,214,073
                                                               ----------      ----------
          Total liabilities and shareholders' equity........   $2,149,700      $4,325,985
                                                               ==========      ==========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED MARCH 31,
                                                         -----------------------------------------
                                                            1998           1999           2000
                                                         -----------    -----------    -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales..............................................  $2,202,451     $3,253,025     $5,739,735
Cost of sales..........................................   1,924,901      2,910,353      5,235,406
Unusual charges........................................       8,869         76,155             --
                                                         ----------     ----------     ----------
     Gross profit......................................     268,681        266,517        504,329
Selling, general and administrative....................     143,597        179,808        240,274
Goodwill and intangibles amortization..................       8,471          9,165         12,783
Acquired in-process research and development...........          --          2,000             --
Merger-related expenses................................       7,415             --          3,523
Interest and other expense, net........................      18,538         38,759         44,907
                                                         ----------     ----------     ----------
     Income before income taxes........................      90,660         36,785        202,842
Provision for (benefit from) income taxes..............      22,081        (12,015)        21,397
                                                         ----------     ----------     ----------
     Net income........................................  $   68,579     $   48,800     $  181,445
                                                         ==========     ==========     ==========
Earnings per share:
  Basic................................................  $     0.57     $     0.36     $     1.12
                                                         ==========     ==========     ==========
  Diluted..............................................  $     0.54     $     0.35     $     1.04
                                                         ==========     ==========     ==========
Shares used for earnings per share:
  Basic................................................     121,197        135,555        161,708
                                                         ==========     ==========     ==========
  Diluted..............................................     134,234        149,595        174,404
                                                         ==========     ==========     ==========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                    YEAR ENDED MARCH 31,
                                                              --------------------------------
                                                                1998        1999        2000
                                                              --------    --------    --------
                                                                       (IN THOUSANDS)
Net income..................................................  $ 68,579    $ 48,800    $181,445
Other comprehensive income (loss):
  Foreign currency translation adjustment...................   (11,553)    (12,068)    (17,407)
  Unrealized gain on available-for-sale securities, net of
     tax....................................................        --          --      59,704
                                                              --------    --------    --------
Comprehensive income........................................  $ 57,026    $ 36,732    $223,742
                                                              ========    ========    ========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
               FOR THE YEARS ENDED MARCH 31, 1998, 1999 AND 2000
                                 (IN THOUSANDS)

                                                                                      ACCUMULATED
                                                                                         OTHER
                                         ORDINARY SHARES    ADDITIONAL               COMPREHENSIVE                      TOTAL
                                         ----------------    PAID-IN     RETAINED        GAIN          DEFERRED     SHAREHOLDERS'
                                         SHARES    AMOUNT    CAPITAL     EARNINGS       (LOSS)       COMPENSATION      EQUITY
                                         -------   ------   ----------   ---------   -------------   ------------   -------------
BALANCE AT MARCH 31, 1997..............  111,886   $ 971    $ 213,248    $116,434      $ (4,365)       $ (5,567)     $  320,721
  Adjustment to conform fiscal year of
    pooled entity......................                                    (3,136)                                       (3,136)
  Impact of immaterial
    pooling-of-interests
    acquisitions.......................    6,298      38        9,801      (2,823)                                        7,016
  Exercise of stock options............    2,782       8        1,940                                                     1,948
  Sale of shares in public offering,
    net of offering costs..............    8,740      50       96,100                                                    96,150
  Ordinary shares issued under Employee
    Stock Purchase Plan................      753      36       21,469                                                    21,505
  DII's common stock repurchase........     (310)              (4,209)                                                   (4,209)
  Amortization of deferred
    compensation.......................                                                                   5,352           5,352
  Deferred stock compensation..........                        12,698                                   (12,698)             --
  Dividend paid to former Kyrel
    shareholder........................                                      (802)                                         (802)
  Net income...........................                                    68,579                                        68,579
  Foreign currency translation.........                                                 (11,553)                        (11,553)
                                         -------   ------   ----------   --------      --------        --------      ----------
BALANCE AT MARCH 31, 1998..............  130,149   1,103      351,047     178,252       (15,918)        (12,913)        501,571
  Issuance of ordinary shares for
    acquisition of FICO................      256       2        4,798                                                     4,800
  Issuance of common stock.............      208      14        6,965                                                     6,979
  Exercise of stock options............    3,269      16       11,369                                                    11,385
  Sale of shares in public offering,
    net of offering costs..............   10,800      58      193,942                                                   194,000
  Ordinary shares issued under Employee
    Stock Purchase Plan................      950      11        8,946                                                     8,957
  DII's common stock repurchase........   (2,342)             (24,335)                                                  (24,335)
  Conversion of convertible notes......                            15                                                        15
  Dividend paid to former PCB
    shareholder........................                                    (6,381)                                       (6,381)
  Amortization of deferred
    compensation.......................                                                                   2,247           2,247
  Deferred stock compensation..........                        (1,172)                                    1,172              --
  Net income...........................                                    48,800                                        48,800
  Foreign currency translation.........                                                 (12,068)                        (12,068)
                                         -------   ------   ----------   --------      --------        --------      ----------
BALANCE AT MARCH 31, 1999..............  143,290   1,204      551,575     220,671       (27,986)         (9,494)        735,970
  Adjustment to conform fiscal year of
    pooled entity......................                                      (818)                                         (818)
  Impact of immaterial
    pooling-of-interests
    acquisitions.......................      503       5        1,609      (2,062)                                         (448)
  Issuance of common stock.............       14                  231                                                       231
  Exercise of stock options............    3,264      13       17,381                                                    17,394
  Sale of shares in public offering,
    net of offering costs..............   33,509     198    1,158,575                                                 1,158,773
  Ordinary shares issued under Employee
    Stock Purchase Plan................      271       7       13,613                                                    13,620
  Dividend paid to former PCB
    shareholder........................                                   (23,514)                                      (23,514)
  Amortization of deferred
    compensation.......................                                                                   4,049           4,049
  Deferred stock compensation..........                          (361)                                      361              --
  Conversion of convertible notes......    7,396      46       85,028                                                    85,074
  Net income...........................                                   181,445                                       181,445
  Change in unrealized gain on
    available-for-sale securities......                                                  59,704                          59,704
  Foreign currency translation.........                                                 (17,407)                        (17,407)
                                         -------   ------   ----------   --------      --------        --------      ----------
BALANCE AT MARCH 31, 2000..............  188,247   $1,473   $1,827,651   $375,722      $ 14,311        $ (5,084)     $2,214,073
                                         =======   ======   ==========   ========      ========        ========      ==========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED MARCH 31,
                                                              ------------------------------------
                                                                1998         1999          2000
                                                              ---------    ---------    ----------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  68,579    $  48,800    $  181,445
  Adjustments to reconcile net income to net cash provided
    by (used in) operating activities:
      Depreciation, amortization and impairment charges.....     59,737      146,498       132,053
      Loss (gain) on sale of equipment......................         26         (572)        2,703
      Provision for doubtful accounts.......................      3,087          431        12,302
      Provision for inventories.............................      4,096        6,479        32,307
      Amortization of deferred stock compensation...........      5,352        2,247         4,049
      Equity in earnings of associated companies............     (1,194)      (1,036)           --
      In-process research and development...................         --        2,000            --
      Gain on sales of subsidiary and long-term
         investments........................................         --          (67)         (365)
      Other non-cash adjustments............................      5,245       10,998         4,799
      Changes in operating assets and liabilities (net of
         effect of acquisitions):
         Accounts receivable................................   (106,272)    (129,411)     (379,797)
         Inventories........................................    (66,385)     (75,629)     (546,157)
         Other current assets...............................    (24,928)     (33,264)      (88,776)
         Accounts payable and accrued liabilities...........    159,460      182,455       638,911
         Deferred revenue...................................        317          314        (2,292)
         Deferred income taxes..............................      2,860      (16,468)      (10,055)
                                                              ---------    ---------    ----------
Net cash provided by(used in) operating activities..........    109,980      143,775       (18,873)
                                                              ---------    ---------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (231,573)    (342,963)     (433,149)
  Proceeds from sale of property and equipment..............      4,339        9,906        41,494
  Proceeds from sale of subsidiaries........................         --           --        35,871
  Minority investments in various companies.................     (2,200)          --            --
  Other investments and notes receivable....................     (3,611)     (17,686)     (117,741)
  Payment for acquired businesses, earnout obligations and
    remaining purchase price related to acquired
    businesses..............................................     (6,250)     (24,000)      (60,926)
  Effect of acquisitions on cash............................      4,363          379         1,278
  Cash paid for acquired manufacturing operations...........     (7,939)     (76,095)     (255,956)
  Other.....................................................         35          572            --
                                                              ---------    ---------    ----------
Net cash used in investing activities.......................   (242,836)    (449,887)     (789,129)
                                                              ---------    ---------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Bank borrowings and proceeds from long-term debt..........    305,171      339,262       231,843
  Repayment of bank borrowings and long-term debt...........   (271,639)    (126,048)      (99,266)
  Borrowings from related company...........................      2,946           --         1,162
  Repayment of capital lease obligations....................    (12,607)     (15,332)      (34,708)
  Proceeds from exercise of stock options and Employee Stock
    Purchase Plan...........................................      8,848       18,707        26,229
  Payments on notes payable.................................     (5,000)          --            --
  Net proceeds from issuance of senior subordinated notes...    145,687           --            --
  Net proceeds from sales of ordinary shares................    104,584      200,807     1,161,955
  DII stock repurchase payments.............................     (4,209)     (24,335)           --
  Dividends paid to former shareholders of companies
    acquired................................................       (802)      (6,381)      (23,514)
                                                              ---------    ---------    ----------
Net cash provided by financing activities...................    272,979      386,680     1,263,701
                                                              ---------    ---------    ----------
Effect of exchange rate changes.............................     (4,046)      (2,191)       (5,160)
Effect of adjustment to conform fiscal year of pooled
  entities..................................................        389           --          (818)
                                                              ---------    ---------    ----------
Increase in cash and cash equivalents.......................    136,466       78,377       449,721
Cash and cash equivalents, beginning of year................     61,083      197,549       275,926
                                                              ---------    ---------    ----------
Cash and cash equivalents, end of year......................  $ 197,549    $ 275,926    $  725,647
                                                              =========    =========    ==========

The accompanying notes are an integral part of these supplemental consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION OF THE COMPANY

     Flextronics International Ltd. ("Flextronics" or the "Company") is incorporated in the Republic of Singapore. Flextronics provides advanced electronics manufacturing services to original equipment manufacturers, or OEMs, primarily in the telecommunications, networking, consumer electronics and computer industries. The Company provides customers with the opportunity to outsource on a global basis, a complete product where the Company takes responsibility for engineering, supply chain management, assembly, integration, test and logistics management. The Company provides complete product design services, including electrical and mechanical, circuit and layout, radio frequency and test development engineering services.

2. SUMMARY OF ACCOUNTING POLICIES

Principles of consolidation and basis of presentation

     All dollar amounts included in the financial statements are expressed in U.S. Dollars unless otherwise designated as Singapore Dollars (S$).

     The accompanying consolidated financial statements include the accounts of Flextronics and its wholly and majority-owned subsidiaries, after elimination of all significant intercompany accounts and transactions.

     In April 2000, Flextronics acquired 100% of the outstanding shares of DII Group, Inc. ("DII") and Palo Alto Products International Pte. Ltd. ("Palo Alto Products International"). Both acquisitions were accounted for as pooling-of-interests and the supplemental consolidated financial statements have been prepared to give retroactive effect to the mergers. Generally accepted accounting principles prohibit giving effect to consummated business combinations accounted for by the pooling-of-interests method in financial statements that do not include the dates of consummation. These supplemental consolidated financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

     Dii operated under a calendar year end prior to merging with Flextronics and, accordingly, DII's balance sheets, statements of operations, shareholders' equity and cash flows as of December 31, 1998 and 1999 and for each of the three years ended December 31, 1999 have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000. Starting in fiscal 2001, DII will change its year end from December 31 to March 31 to conform to the Company's fiscal year end. Accordingly, DII's operations for the three months ended March 31, 2000 will be excluded from the consolidated results of operations for fiscal 2001 and will be reported as an adjustment to retained earnings in the first quarter of fiscal 2001. DII is a leading provider of electronics manufacturing and design services, operating through a global operations network in the Americas, Asia/Pacific and Europe. As a result of the merger, the Company issued 62,768,139 ordinary shares for all of the outstanding shares of DII common stock, based upon the exchange ratio of 1.61 Flextronics ordinary shares for each share of DII common stock, resulting in former DII shareholders owning approximately 33% of the combined company.

     Palo Alto Products International operated under the same fiscal year end as Flextronics, and accordingly, Palo Alto Products International's balance sheets, statements of operations, shareholders' equity and cash flows have been combined with the Company's consolidated financial statements as of March 31, 1999 and 2000 and for each of the fiscal years ended March 31, 2000. Palo Alto Products International is a enclosure design and plastic molding company with operations in Taiwan, Thailand and the United States. The

                         FLEXTRONICS INTERNATIONAL LTD.

Company merged with Palo Alto Products International by exchanging 3,618,374 ordinary shares of Flextronics for all of the outstanding shares of Palo Alto Products International common stock.

     The results of operations previously reported by the separate companies and the combined amounts presented in the supplemental consolidated financial statements are summarized below.

                                                                 YEARS ENDED MARCH 31,
                                                         --------------------------------------
                                                            1998          1999          2000
                                                         ----------    ----------    ----------
                                                                     (IN THOUSANDS)
Net revenues:
  Flextronics..........................................  $1,335,762    $2,233,208    $4,307,193
  DII..................................................     779,603       925,543     1,339,943
  Palo Alto Products International.....................      88,341        95,519        95,458
  Intercompany elimination.............................      (1,255)       (1,245)       (2,859)
                                                         ----------    ----------    ----------
  Combined.............................................  $2,202,451    $3,253,025    $5,739,735
                                                         ==========    ==========    ==========
Net income (loss):
  Flextronics..........................................  $   22,436    $   60,883    $  120,915
  DII..................................................      35,320       (17,032)       58,382
  Palo Alto Products International.....................      10,823         4,949         2,148
                                                         ----------    ----------    ----------
  Combined.............................................  $   68,579    $   48,800    $  181,445
                                                         ==========    ==========    ==========

     The supplemental consolidated financial statements of Flextronics include the financial statements of DII and Palo Alto Products International and reflect total assets and total revenues as a percentage of the consolidated totals as of March 31, 1999 and 2000 and for each of the three years in the period ended March 31, 2000 as follows:

                                                                 AS OF
                                                               MARCH 31,
                                                              ------------
                        TOTAL ASSETS                          1999    2000
                        ------------                          ----    ----
Palo Alto Products International............................    5%      3%
DII.........................................................   35%     26%

                                                               YEARS ENDED MARCH 31,
                                                              -----------------------
                       TOTAL REVENUES                         1998     1999     2000
                       --------------                         -----    -----    -----
Palo Alto Products International............................     4%       3%       2%
DII.........................................................    35%      28%      23%

Reclassifications

     Certain prior years' balances have been reclassified to conform to the current year's presentation.

Translation of Foreign Currencies

     The functional currency of the majority of Flextronics' Asian subsidiaries and certain other subsidiaries is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are translated into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Revenues and expenses are translated at the average

                         FLEXTRONICS INTERNATIONAL LTD.

exchange rate prevailing during the period. Gains and losses resulting from the translation of these subsidiaries' financial statements are included in the accompanying consolidated statements of operations.

     The financial position and results of operations of the Company's other subsidiaries are measured using local currency as the functional currency. Accordingly, for these subsidiaries all assets and liabilities are translated into U.S. dollars at current exchange rates as of the respective balance sheet date. Revenue and expense items are translated at the average exchange rates prevailing during the period. Cumulative translation gains and losses from the translation of these subsidiaries' financial statements are reported as a separate component of shareholders' equity. On January 1, 1999, the Company's Austrian, Finnish, French and Hungarian subsidiaries adopted the Euro as its functional currency.

Cash, Cash Equivalents and Investments

     All highly liquid investments with a maturity of three months or less at date of purchase are carried at fair market value and considered to be cash equivalents. Cash and cash equivalents consist of cash deposited in checking and money market accounts, commercial paper and certificates of deposit.

     The Company's investments are comprised of corporate debt securities and public corporate equity securities. Investments with maturities of less than one year are considered short term and are included within Other Current Assets in the Company's balance sheet and carried at fair value. Nearly all investments are held in the Company's name and custodied with major financial institutions. The specific identification method is used to determine the cost of securities disposed of, with realized gains and losses reflected in other income and expense. At March 31, 1999 and 2000, substantially all of the Company's investments were classified as available-for-sale. Unrealized holding gains and losses on these investments are included as a separate component of shareholders' equity, net of any related tax effect.

     Cash equivalents and short-term investments are all due within one year and consist of the following (in thousands):

                                                                    MARCH 31, 2000
                                                  --------------------------------------------------
                                                                 GROSS         GROSS       ESTIMATED
                                                  AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                    COST         GAINS         LOSSES        VALUE
                                                  ---------    ----------    ----------    ---------
Money market funds..............................  $222,966      $    --          $--       $222,966
Certificates of deposits........................    34,026           --          --          34,026
Corporate debt securities.......................   282,781           --          --         282,781
Corporate equity securities.....................    19,660       59,704          --          79,364
                                                  --------      -------          --        --------
                                                  $559,433      $59,704          $--       $619,137
                                                  ========      =======          ==        ========
Included in cash and cash equivalents...........  $539,773      $    --          $--       $539,773
Included in other current assets................    19,660       59,704          --          79,364
                                                  --------      -------          --        --------
                                                  $559,433      $59,704          $--       $619,137
                                                  ========      =======          ==        ========

                         FLEXTRONICS INTERNATIONAL LTD.

                                                                    MARCH 31, 1999
                                                  --------------------------------------------------
                                                                 GROSS         GROSS       ESTIMATED
                                                  AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                    COST         GAINS         LOSSES        VALUE
                                                  ---------    ----------    ----------    ---------
Money market funds..............................  $113,490         $--           $--       $113,490
Certificates of deposits........................    52,382         --            --          52,382
Corporate debt securities.......................    49,504         --            --          49,504
                                                  --------         --            --        --------
Included in cash and cash equivalents...........  $215,376         $--           $--       $215,376
                                                  ========         ==            ==        ========

     The Company also has certain investments in non-publicly traded companies. These investments are included within Other Assets in the Company's balance sheet and are generally carried at cost. The Company monitors these investments for impairment and makes appropriate reductions in carrying values when necessary.

Property and equipment

     Property and equipment is stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the related assets (two to thirty years), with the exception of building leasehold improvements, which are amortized over the life of the lease, if shorter. Repairs and maintenance costs are expensed as incurred. Property and equipment was comprised of the following as of March 31 (in thousands):

                                                                 1999          2000
                                                              ----------    ----------
Machinery and equipment.....................................  $  539,698    $  764,865
Land........................................................      49,891        68,080
Buildings...................................................     250,705       354,255
Leasehold improvements......................................      31,877        50,867
Computer equipment and software.............................      37,135        67,959
Furniture, fixtures and vehicles............................      47,105        63,658
Construction in progress....................................      40,945        36,409
Other.......................................................       2,823         1,784
                                                              ----------    ----------
                                                               1,000,179     1,407,877
Accumulated depreciation and amortization...................    (226,145)     (312,392)
                                                              ----------    ----------
Property and equipment, net.................................  $  774,034    $1,095,485
                                                              ==========    ==========

Concentration of credit risk

     Financial instruments, which potentially subject the Company to concentration of credit risk, are primarily accounts receivable, cash equivalents and investments. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for doubtful accounts based on the outcome of its credit evaluations. The Company maintains cash and cash equivalents with various financial institutions that management believes to be high credit quality. These financial institutions are located in many different locations throughout the world.

                         FLEXTRONICS INTERNATIONAL LTD.

     Sales to customers who accounted for more than 10% of net sales were as follows for the years ended March 31:

                                                              1998    1999    2000
                                                              ----    ----    ----
Ericsson....................................................   13%      *      12%
Philips.....................................................    *      10%     10%

* Less than 10%

Goodwill and other intangibles

     Any excess of cost over net assets acquired (goodwill) is amortized by the straight-line method over estimated lives ranging from eight to thirty years.

     Intangible assets are comprised of technical agreements, patents, trademarks, developed technologies and other acquired intangible assets including assembled work forces, favorable leases and customer lists. Technical agreements are being amortized on a straight-line basis over periods of up to five years. Patents and trademarks are being amortized on a straight-line basis over periods of up to ten years. Purchased developed technologies are being amortized on a straight-line basis over periods of up to seven years. Intangible assets related to assembled work forces, favorable leases and customer lists are amortized on a straight-line basis over three to ten years.

     Goodwill and other intangibles were as follows as of March 31 (in thousands):

                                                                1999        2000
                                                              --------    --------
Goodwill....................................................  $156,738    $226,019
Other intangibles...........................................    15,040      16,171
                                                              --------    --------
                                                               171,778     242,190
Accumulated amortization....................................   (26,554)    (35,484)
                                                              --------    --------
Goodwill and other intangibles, net.........................  $145,224    $206,706
                                                              ========    ========

Long-Lived Assets

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of its carrying amount, including the unamortized portion of goodwill allocated to the property and equipment, to future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment, including the allocated goodwill, if any, exceeds its fair market value. The Company assesses the recoverability of enterprise level goodwill and intangible assets as well as long-lived assets by determining whether the unamortized balances can be recovered through undiscounted future results of the operation or asset. The amount of enterprise level long-lived asset impairment, if any, is measured based on projected discounted future results using a discount rate reflecting the Company's average cost of funds. To date, the Company's adjustments to the carrying value of its long-lived assets are discussed in Note 9.

                         FLEXTRONICS INTERNATIONAL LTD.

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

     Inventories are stated at the lower of cost (first-in, first-out basis) or market value. Cost is comprised of direct materials, labor and overhead. As of March 31, the components of inventories are as follows (in thousands):

                                                                1999        2000
                                                              --------    --------
Raw materials...............................................  $228,237    $747,822
Work-in-process.............................................    58,126     160,171
Finished goods..............................................    38,398      84,718
                                                              --------    --------
                                                              $324,761    $992,711
                                                              ========    ========

Accrued liabilities

     Accrued liabilities was comprised of the following as of March 31 (in thousands):

                                                                1999        2000
                                                              --------    --------
Income taxes payable........................................  $ 11,163    $ 24,572
Accrued payroll.............................................    53,910      96,559
Accrued loan interest.......................................    12,989      12,394
Accrual for excess facilities...............................     2,523         931
Customer deposits...........................................    18,299       3,542
Sales tax and other tax payable.............................     5,925      18,913
Other accrued liabilities...................................    58,021      95,087
                                                              --------    --------
                                                              $162,830    $251,998
                                                              ========    ========

Revenue recognition

     The Company's net sales are comprised of product sales and service revenue earned from engineering and design services. Revenue from product sales is recognized upon shipment of the goods. Service revenue is recognized as the services are performed, or under the percentage-of-completion method of accounting, depending on the nature of the arrangement. If total costs to complete a project exceed the anticipated revenue from that project, the loss is recognized immediately.

                         FLEXTRONICS INTERNATIONAL LTD.

Interest and other expense, net

     Interest and other expense, net was comprised of the following for the years ended March 31 (in thousands):

                                                        1998        1999        2000
                                                      --------    --------    --------
Interest expense....................................  $ 28,675    $ 44,645    $ 56,481
Interest income.....................................    (4,996)     (9,129)    (20,420)
Foreign exchange loss (gain)........................    (4,137)      5,112       2,705
Equity in earnings of associated companies..........    (1,194)     (1,036)         --
Minority interest...................................       356       1,319       1,002
Other expense (income), net.........................      (166)     (2,152)      5,139
                                                      --------    --------    --------
          Total interest and other expense, net.....  $ 18,538    $ 38,759    $ 44,907
                                                      ========    ========    ========

Net income per share

     Basic net income per share is computed using the weighted average number of ordinary shares outstanding during the applicable periods.

     Diluted net income per share is computed using the weighted average number of ordinary shares and dilutive ordinary share equivalents outstanding during the applicable periods. Ordinary share equivalents include ordinary shares issuable upon the exercise of stock options and are computed using the treasury stock method. Earnings per share data were computed as follows as of March 31:

                                                                1998           1999           2000
                                                             -----------    -----------    -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BASIC EPS:
Net income.................................................   $ 68,579       $ 48,800       $181,445
                                                              ========       ========       ========
Shares used in computation:
     Weighted-average ordinary shares outstanding..........    121,197        135,555        161,708
                                                              ========       ========       ========
Basic EPS..................................................   $   0.57       $   0.36       $   1.12
                                                              ========       ========       ========
DILUTED EPS:
Net income.................................................   $ 68,579       $ 48,800       $181,445
Plus income impact of assumed conversions:
     Interest expense (net of tax) on convertible
       subordinated notes..................................      3,105          3,105            400
     Amortization (net of tax) of debt issuance cost on
       Convertible subordinated notes......................        260            260             33
                                                              --------       --------       --------
     Net income available to shareholders..................   $ 71,944       $ 52,165       $181,878
                                                              ========       ========       ========
SHARES USED IN COMPUTATION:
Weighted-average ordinary shares outstanding...............    121,197        135,555        161,708
Shares applicable to exercise of dilutive options(1).......      5,405          6,443         11,816
Shares applicable to deferred stock compensation...........        227            216            151
Shares applicable to convertible subordinated Notes........      7,405          7,381            729
                                                              --------       --------       --------
     Shares applicable to diluted earnings.................    134,234        149,595        174,404
                                                              ========       ========       ========
Diluted EPS................................................   $   0.54       $   0.35       $   1.04
                                                              ========       ========       ========

---------------
(1) Stock options of the Company calculated based on the treasury stock method using average market price for the period, if dilutive. Options to purchase 573,295, 785,635 and 426,666,weighted shares outstanding

                         FLEXTRONICS INTERNATIONAL LTD.

    during fiscal 1998, 1999, and 2000, respectively, were excluded from the computation of diluted earnings per share because the options exercise price was greater than the average market price of the Company's ordinary shares during those years.

New Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS No. 133") which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments imbedded in other contracts and for hedging activities. It requires that companies recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company expects to adopt SFAS No. 133 in the first quarter of fiscal 2002 and anticipates that SFAS No. 133 will not have a material impact on its consolidated financial statements.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company will adopt SAB 101 as required in the first quarter of fiscal 2001 and is evaluating the effect that such adoption may have on its consolidated results of operations and financial position.

3. SUPPLEMENTAL CASH FLOW DISCLOSURES

     For purposes of the statement of cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. The following information relates to fiscal years ended March 31 (in thousands):

                                                               1998       1999       2000
                                                              -------    -------    -------
Cash paid for:
  Interest..................................................  $12,737    $29,341    $53,989
  Income taxes..............................................   13,324     10,538      8,584
Non-cash investing and financing activities:
  Equipment acquired under capital lease obligations........   19,852     30,953     35,137
  Issuance of 255,700 Ordinary Shares valued at $18.77 for
     acquisition of FICO....................................       --      4,800         --
  Conversion of DII debt to equity..........................       --         --     85,074

4. BANK BORROWINGS AND LONG-TERM DEBT

Senior Subordinated Notes

     The Company has $150 million in unsecured Senior Subordinated Notes due in 2007 outstanding with an annual interest rate of 8.75% due semi-annually. The fair value of the unsecured Senior Subordinated Notes based on broker trading prices was 94.5% of the face value on March 31, 2000.

     DII has $150.0 million of senior subordinated notes which bear interest at 8.5% and mature on September 15, 2007. Interest is payable semi-annually. The fair value of these senior subordinated notes based on broker trading prices was 99.5% of the face value on March 31, 2000. The Company repurchased these notes subsequent to March 31, 2000.

     The Company maintained a credit facility with a syndicate of banks. This facility provided for revolving credit borrowings by Flextronics and a number of its subsidiaries of up to $200.0 million, subject to

                         FLEXTRONICS INTERNATIONAL LTD.

compliance with certain financial covenants and the satisfaction of customary borrowing conditions. The credit facility consisted of two separate credit agreements, one providing for up to $40.0 million principal amount of revolving credit loans to the Company and designated subsidiaries and one providing for up to $160.0 million principal amount of revolving credit loans to the Company's United States subsidiary. As of March 31, 2000, there were $137.0 million in borrowings outstanding under the revolving credit loans and the weighted-average interest rate for the Company's borrowings under the revolving credit loans was 6.87%.

     DII maintained a $210.0 million credit facility with a syndicate of banks. This facility provides for a $100.0 million 5-year term loan ("DII's Term Loan") and a $110.0 million revolving line-of-credit facility ("DII's Revolver"). At March 31, 2000, there were $84.0 million outstanding under DII's Term Loan at a weighted average interest rate was 7.63%. At March 31, 2000, borrowings of $25.0 million were outstanding under DII's Revolver at a weighted average interest rate of 8.25%.

     On April 3, 2000, the Company replaced both its $200.0 million credit facility and DII's $210.0 million credit facility with a $500.0 million Revolving Credit Facility ("Credit Facility") with a syndicate of domestic and foreign banks. The Credit Facility consisted of two separate credit agreements, one providing for up to $350.0 million principal amount of revolving credit loans to the Company and designated subsidiaries ("Tranche A") and one providing for up to $150.0 million principal amount of revolving credit loans to the Company's United States subsidiary ("Tranche B"). Both Tranche A and Tranche B are split equally between a 364 day and a three year facility. At the maturity of the 364-day facilities, outstanding borrowings under the facility may be converted into one-year term loans. Borrowings under the Credit Facility bear interest, at the Company's option, at either: (i) the Base Rate (as defined in the Credit Facility); or (ii) the LIBOR Rate (as defined in the Credit Facility) plus the Applicable Margin for LIBOR loans ranging between 0.625% and 1.75%, based on certain financial ratios of the Company. The Company is required to pay a quarterly commitment fee ranging from 0.15% to 0.375% per annum, based on certain financial ratios of the Company, of the unutilized portion of the Credit Facility.

     In fiscal 2000, substantially all of the DII's convertible subordinated notes were converted into approximately 7,406,000 ordinary shares and the unconverted portion was redeemed for $0.1 million.

     Certain subsidiaries of the Company have various lines of credit available with annual interest rates ranging from 3.3% to 8.5%. These lines of credit expire on various dates through 2001. The Company also has term loans with annual interest rates generally ranging from 1.5% to 9.0% with terms of up to 20 years. These lines of credit and term loans are primarily secured by assignment of account receivables and assets.

     The Company has financed the purchase of certain facilities with mortgages. The mortgages generally have terms of 5 to 10 years and annual interest rates ranging from 7.4% to 10.0% and are secured by the underlying properties with a net book value of approximately $23.0 million.

     In addition, the Company had notes payable for purchase price due to the former shareholders of FICO for the additional 50% interest acquired in March 1999. The notes were unsecured and bear interest at 2%. The amount outstanding as of March 31, 2000 was $2.0 million.

                         FLEXTRONICS INTERNATIONAL LTD.

     Bank borrowings and long-term debts were comprised of the following at March 31 (in thousands):

                                                                1999         2000
                                                              ---------    ---------
Senior subordinated notes...................................  $ 300,000    $ 300,000
Outstanding under lines of credit...........................     14,097      105,199
Credit facility.............................................     40,073      137,000
DII credit facility.........................................    137,500      109,000
Mortgages...................................................     15,630        8,549
Convertible subordinated notes payable......................     86,235           --
Term loans and other debt...................................     81,139       63,764
                                                              ---------    ---------
                                                                674,674      723,512
     Current portion........................................   (152,852)    (380,003)
                                                              ---------    ---------
     Non-current portion....................................  $ 521,822    $ 343,509
                                                              =========    =========

     Maturities for the bank borrowings and other long-term debt are as follows for the years ended March 31 (in thousands):

2001..............................................  $380,003
2002..............................................     7,962
2003..............................................     6,514
2004..............................................    12,056
2005..............................................     3,021
Thereafter........................................   313,956
                                                    --------
                                                    $723,512
                                                    ========

5. FINANCIAL INSTRUMENTS

     The value of the Company's cash and cash equivalents, investments, accounts receivable and accounts payable carrying amount approximates fair value. The fair value of the Company's long-term debt (see Note 4) is determined based on current broker trading prices. The Company's cash equivalents are comprised of cash deposited in money market accounts, commercial paper and certificate of deposits (see Note 2). The Company's investment policy limits the amount of credit exposure to 10% of the total investment portfolio in any single issuer.

     The Company enters into forward exchange contracts to hedge underlying transactional currency exposures and does not engage in foreign currency speculation. The credit risk of these forward contracts is minimal since the contracts are with large financial institutions. The Company hedges committed exposures and these forward contracts generally do not subject the Company to risk of accounting losses. The gains and losses on forward contracts generally offset the gains and losses on the asset, liabilities and transactions hedged. The Company's off-balance sheet financial instruments consist of $16.5 million and $61.1 million of aggregate foreign currency forward contracts outstanding at the end of fiscal year 1999 and 2000, respectively. These foreign exchange contracts expire in less than three months and will settle in French Franc, German Deutsche Mark, Japanese Yen, Swedish Kronor and United States Dollar.

6. COMMITMENTS

     As of March 31, 1999 and 2000, the Company has financed a total of $70.3 million and $43.8 million, respectively in machinery and equipment purchases with capital leases. Accumulated amortization for property and equipment under capital leases totaled $18.2 million and $15.1 million at March 31, 1999 and

                         FLEXTRONICS INTERNATIONAL LTD.

2000, respectively. These capital leases have interest rates ranging from 1.7% to 13.0%. The Company also leases certain of its facilities under non-cancelable operating leases. The capital and operating leases expire in various years through 2007 and require the following minimum lease payments for the years ended March 31 (in thousands):

                                                              CAPITAL     OPERATING
                                                              --------    ---------
2001........................................................  $ 17,274    $ 57,016
2002........................................................    16,987      52,793
2003........................................................    12,621      42,032
2004........................................................     7,051      22,623
2005........................................................       947      12,420
Thereafter..................................................        --      19,046
                                                              --------    --------
Minimum lease payments......................................    54,880    $205,930
                                                                          ========
Amount representing interest................................    (2,257)
                                                              --------
Present value of minimum lease payments.....................    52,623
Current portion.............................................   (16,528)
                                                              --------
Capital lease obligations, net of current portion...........  $ 36,095
                                                              ========

     Total rent expense was $16.1 million, $24.6 million and $39.5 million for the years ended March 31, 1998, 1999 and 2000, respectively.

7. INCOME TAXES

     The domestic and foreign components of income before income taxes were comprised of the following for the years ended March 31 (in thousands):

                                                        1998       1999        2000
                                                      --------    -------    --------
Singapore...........................................  $ (9,346)   $(8,159)   $ 16,286
Foreign.............................................   100,006     44,944     186,556
                                                      --------    -------    --------
                                                      $ 90,660    $36,785    $202,842
                                                      ========    =======    ========

     The provision for (benefit from) income taxes consisted of the following for the years ended March 31 (in thousands):

                                                         1998        1999       2000
                                                        -------    --------    -------
Current:
  Singapore...........................................  $   226    $     --    $   477
  Foreign.............................................   22,326       4,227     30,420
                                                        -------    --------    -------
                                                         22,552       4,227     30,897
                                                        -------    --------    -------
Deferred:
  Singapore...........................................     (451)         --         --
  Foreign.............................................      (20)    (16,242)    (9,500)
                                                        -------    --------    -------
                                                           (471)    (16,242)    (9,500)
                                                        -------    --------    -------
                                                        $22,081    $(12,015)   $21,397
                                                        =======    ========    =======

                         FLEXTRONICS INTERNATIONAL LTD.

     The Singapore statutory income tax rate was 26% for the years ended March 31, 1998, 1999 and 2000. The reconciliation of the income tax expense expected based on Singapore statutory income tax rates to the provision for income taxes included in the consolidated statements of operations for the years ended March 31 is as follows (in thousands):

                                                               1998        1999        2000
                                                              -------    --------    --------
Income taxes based on Singapore statutory rates.............  $23,572    $  9,564    $ 52,739
Losses (income) from non-incentive Singapore operations.....    2,707       3,098      (5,544)
Tax exempt income...........................................       --        (549)       (866)
Effect of foreign operations taxed at various rates.........   (4,215)    (19,615)    (33,432)
Amortization of goodwill and intangibles....................      946         942       1,347
Merger costs................................................      398          --         257
Change in valuation allowance...............................   (1,136)     (2,827)     10,438
Joint venture losses........................................     (310)       (269)         --
State income taxes, net of federal income tax benefit.......    1,307      (1,098)       (350)
Tax credits and carryforwards...............................     (786)     (1,166)     (4,800)
Other.......................................................     (402)        (95)      1,608
                                                              -------    --------    --------
     Provision for (benefit from) income taxes..............  $22,081    $(12,015)   $ 21,397
                                                              =======    ========    ========
Effective tax rate..........................................     24.4%      (32.7)%      10.5%

                         FLEXTRONICS INTERNATIONAL LTD.

     The components of deferred income taxes are as follows as of March 31 (in thousands):

                                                                1999        2000
                                                              --------    --------
Deferred tax liabilities:
  Depreciation..............................................  $ (3,496)   $ (8,121)
  Deferred revenue and other reserves.......................    (2,080)     (2,273)
  Unremitted earnings of foreign subsidiaries...............    (2,766)     (2,766)
  Intangible assets.........................................    (4,782)     (3,297)
  Fixed assets..............................................      (515)    (15,547)
  Exchange losses...........................................      (934)        (57)
  Others....................................................    (2,187)     (1,934)
                                                              --------    --------
          Total deferred tax liability......................  $(16,760)   $(33,995)
                                                              --------    --------
Deferred tax assets:
  Property..................................................  $  5,595    $     --
  Deferred compensation.....................................     1,594       6,057
  Compensation absences.....................................     1,093       1,164
  Provision for inventory obsolescence......................     3,260      10,867
  Provision for doubtful accounts...........................     2,310       5,625
  Net operating loss carryforwards..........................    22,391      55,046
  Federal and State credits.................................     6,628      11,857
  Merger-related costs......................................       368          --
  General accruals and reserves.............................     8,616       5,702
  Leasing -- interest and exchange..........................       771          --
  Uniform capitalization of inventory.......................     2,005       4,493
  Others....................................................     1,922       3,512
                                                              --------    --------
                                                                56,553     104,323
  Valuation allowance.......................................   (25,603)    (43,535)
                                                              --------    --------
     Total deferred tax asset...............................  $ 30,950    $ 60,788
                                                              --------    --------
  Net deferred tax asset....................................  $ 14,190    $ 26,793
                                                              ========    ========
  The net deferred tax asset is classified as follows:
          Current asset (classified as Other Current
            Assets).........................................  $ 12,009    $ 18,058
          Non-current assets (classified as Other Assets)...     2,181       8,735
                                                              --------    --------
                                                              $ 14,190    $ 26,793
                                                              ========    ========

     The deferred tax asset arises from available tax loss carryforwards and non-deductible reserves and accruals. At March 31, 2000, the Company had total foreign tax loss carryforwards of approximately $157.0 million, a portion of which begin expiring in tax year 2010, and tax credit carryforwards of $11.9 million, some of which begin expiring in tax year 2002. The utilization of these net operating loss carryforwards and tax credit carryforwards is limited to the future operations of the Company in the tax jurisdictions in which such carryforwards arose. As a result, management is uncertain as to when or whether these operations will generate sufficient profit to realize the deferred tax asset benefit. The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized by the Company. However, management has determined that it is more likely than not that the Company will realize certain of these benefits and, accordingly, has recognized a deferred tax asset from these benefits. The amount of deferred tax assets considered realizable, however, could be reduced or increased in the near-term if facts, including the amount of taxable income or the mix of taxable income between subsidiaries, differ from management's estimates.

                         FLEXTRONICS INTERNATIONAL LTD.

     No deferred tax liability has been provided for withholding taxes on distributions of dividends by various subsidiaries in the group as earnings of foreign subsidiaries are intended to be reinvested indefinitely.

     The Company has been granted the following tax incentives:

     i) Pioneer status for various products were granted for the Malaysian subsidiaries under the Promotion of Investment Act. This incentive provides for partial tax exemption on manufacturing income from some of the products of the subsidiary. In addition, a tax holiday has been granted for one of its Malaysian subsidiaries resulting in zero income tax. This tax holiday was scheduled to expire in 1999; however, the company expects to obtain an extension of this tax holiday through 2004. If this extension is granted, the subsidiary's Malaysian tax rate will be 28% beginning in 2005.

     ii) Product Export Enterprise incentive for the Shekou and Shenzhen, China facilities. The Company's operations in Shekou and Shenzhen, China are located in "Special Economic Zone" and are an approved "Product Export Enterprise" which qualifies for a special corporate income tax rate of 10%. This special tax is subject to the subsidiaries exporting more than 70% of their total value of products manufactured by the respective plants in China. The subsidiaries' status as a Product Export Enterprise is reviewed annually by the Chinese government.

     iii) The Company's investments in its plants in Xixiang and Doumen, China fall under the "Foreign Investment Scheme" that entitles the subsidiaries to apply for a five-year tax incentive. The Company obtained the incentive for the Doumen plant in December 1995 and the Xixiang plant in October 1996. With the approval of the Chinese tax authorities, the subsidiaries' tax rates on income from these facilities during the incentive period will be 0% in years 1 and 2 and 7.5% in years 3 through 5, commencing in the first profitable year. The Company has another plant in Doumen, China which commenced operations in the fiscal year 1998. The plant falls under the "Foreign Investment Scheme" and the Company is confident that the five-year tax incentive will be granted for this plant upon formal application in its first profitable year. However, there can be no assurance that the five-year tax incentive will be granted.

     iv) The Company's other operations in China which have been granted tax holidays are expected to have their tax increase from 0% to 7.5% in each of fiscal years 2002 and 2003, and 15% thereafter.

     v) Ten year negotiated tax holiday with the Hungarian government for its Hungarian subsidiaries. This incentive provides for the reduction of the regular tax rate to 0%, beginning January 1, 2000.

     vi) Tax holiday in the Czech Republic has been granted for an initial term through 2004 and may extend up to an additional five years. Upon expiration, the Company's tax rate on operations in the Czech Republic will be 35%.

     vii) Three year corporate income tax holiday for the Company's Thailand operations through September 2002. Upon expiration, the Company's tax rate on operations in Thailand will be 30%.

8. SHAREHOLDERS' EQUITY

SECONDARY OFFERINGS

     In October 1997, the Company completed an offering of its ordinary shares. A total of 8,740,000 ordinary shares were sold at a price of $11.75 per share resulting in net proceeds to the Company of $96.2 million.

                         FLEXTRONICS INTERNATIONAL LTD.

     In December 1998, the Company completed another offering of its Ordinary Shares. A total of 10,800,000 shares were sold at a price of $18.125 per share resulting in net proceeds to the Company of $194.0 million.

     In September 1999, the Dii Group completed a secondary offering of its common stock. A total of 6,900,000 common stock, or 11,109,000 ordinary shares were sold at a price of $33.00 per share resulting in net proceeds to the Company of approximately $215.7 million.

     During fiscal 2000, the Company completed two secondary offerings of its ordinary shares. In February 2000, a total of 8,600,000 ordinary shares were sold at a price of $59.00 per share resulting in net proceeds to the Company of approximately $494.1 million. In October 1999, a total of 13,800,000 ordinary shares were sold at a price of $33.84 per share resulting in net proceeds to the Company of approximately $448.9 million.

STOCK SPLIT

     The Company has effected two stock splits. A two-for-one stock split was effected in 1998 as a bonus issue (the Singapore equivalent of a stock dividend). The record date was December 22, 1998 and the distribution of 47,068,458 ordinary shares occurred on January 11, 1999. A two-for-one stock split was effected in 1999 as a bonus issue. The record date was December 8, 1999 and the distribution of 57,497,204 ordinary shares occurred on December 22, 1999. The Company has accounted for these transactions as a stock split and all share and per share amounts have been retroactively restated to reflect both stock splits.

STOCK-BASED COMPENSATION

     The Company's 1993 Share Option Plan (the "Plan") provides for the grant of up to 16,400,000 incentive stock options and non-statutory stock options to employees and other qualified individuals to purchase ordinary shares of the Company. As of March 31, 2000, the Company had 882,350 ordinary shares available for future option grants under the Plan at an exercise price of not less than 85% of the fair value of the underlying stock on the date of grant. Options issued under the Plan generally vest over 4 years and expire 5 years from the date of grant.

     The Company's 1997, 1998 and 1999 Interim Option Plans provide for grants of up to 1,000,000, 1,572,000, and 2,600,000 respectively. These plans provide grants of non-statutory options to employees and other qualified individuals to purchase ordinary shares of the Company. Options under these plans cannot be granted to executive officers and directors. The Company's 1997, 1998 and 1999 Interim Option Plans had 240,098, 80,317, and 958,244 ordinary shares available for future option grants respectively. All Interim Option Plans have an exercise price of not less than 85% of fair market value of the underlying stock on the date of grant. Options issued under these plans generally vest over 4 years and expire 5 years from the date of grant.

     The Company has assumed certain option plans and the underlying options of companies which the Company has merged with or acquired (the "Assumed Plans"). Options under the Assumed Plans have been converted into the Company's options and adjusted to effect the appropriate conversion ratio as specified by the applicable acquisition or merger agreement, but are otherwise administered in accordance with the terms of the Assumed Plans. Options under the Assumed Plans generally vest over 4 years and expire 5 years from the date of grant. In connection with the acquisition of DII by Flextronics in April 2000, each outstanding option to purchase DII common stock granted under DII's 1993 Plan and 1994 Plan immediately vested as a result of the change in control provision in both plans.

                         FLEXTRONICS INTERNATIONAL LTD.

     The following table presents the activity for options outstanding under all of the stock option plans as of March 31 ("Price" reflects the weighted average exercise price):

                                                   1998                   1999                   2000
                                            -------------------   --------------------   --------------------
                                              OPTIONS     PRICE     OPTIONS     PRICE      OPTIONS     PRICE
                                            -----------   -----   -----------   ------   -----------   ------
Outstanding, beginning of year............   12,268,895   $4.86    13,629,793   $ 6.36    18,384,693   $ 8.77
Granted...................................    6,588,198    8.02     9,360,842    10.64     5,444,258    27.34
Exercised.................................   (2,839,427)   3.30    (3,237,464)    4.30    (3,358,266)    7.27
Forfeited.................................   (2,387,873)   6.89    (1,368,478)    8.20      (536,126)   11.35
                                            -----------           -----------            -----------
Outstanding, end of year..................   13,629,793   $6.36    18,384,693   $ 8.77    19,934,559   $14.86
                                            ===========           ===========            ===========
Exercisable, end of year..................    5,458,643             5,653,457              6,787,924
                                            ===========           ===========            ===========
Weighted average fair value per option
  granted.................................  $      3.48           $      6.60            $     14.88
                                            ===========           ===========            ===========

     The following table presents the composition of options outstanding and exercisable as of March 31, 2000 ("Price" and "Life" reflect the weighted average exercise price and weighted average contractual life unless otherwise noted):

                           OPTIONS OUTSTANDING       OPTIONS EXERCISABLE
      RANGE OF          --------------------------   --------------------
   EXERCISE PRICES        AMOUNT     PRICE    LIFE     AMOUNT      PRICE
---------------------   ----------   ------   ----   ----------   -------
   $ 0.77 - $ 5.81       3,385,757   $ 5.46   2.64   2,712,959    $ 5.37
     5.94 -   8.37       4,530,164     7.33   5.40   1,639,134      7.39
     8.41 -  12.00       5,270,093    11.12   3.69   1,881,847     11.06
    12.45 -  27.06       3,182,315    18.55   6.02     452,239     16.15
    27.22 -  78.12       3,566,230    35.60   4.81     101,745     28.91
                        ----------                   ---------
                        19,934,559   $14.86   4.47   6,787,924    $ 8.51
                        ==========                   =========

     Options to purchase ordinary shares were reserved for future issuance under all stock option plans was 7,062,092 as of March 31, 2000.

     The Company's Employee Stock Purchase Plan (the "Purchase Plan") provides for issuance of up to 800,000 ordinary shares. The Purchase Plan was approved by the stockholders in October 1997. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of shares of common stock through payroll deductions over a six month period up to 10% of each participant's compensation. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. As of March 31, 2000, there are 519,552 ordinary shares available for sale under this plan. The ordinary shares sold under this plan in fiscal 2000 and 1999 amounted to 139,404 and 141,044, respectively. There were no ordinary shares sold under this plan in 1998. The weighted-average fair value of ordinary shares sold under this plan in fiscal 2000 and 1999 was $17.37 and $8.05, respectively.

     In connection with the acquisition of DII, the Company assumed DII's employee stock purchase plan ("DII's Purchase Plan"). The ordinary shares sold under this plan in fiscal 2000, 1999 and 1998 amounted to 112,956, 367,404 and 156,904, respectively. The weighted average fair value of ordinary shares sold under DII Purchase Plan in fiscal 2000, 1999 and 1998 was $15.19, $10.64 and $10.14 per share, respectively. In addition, the Company also assumed DII's non-employee directors' stock compensation plan ("DII's Directors Plan"). The ordinary shares sold under this plan in fiscal 2000, 1999 and 1998 amounted to 8,936, 14,263 and 12,262, respectively. The weighted average fair value of ordinary shares sold under this plan in fiscal 2000, 1999 and 1998 was $20.81, $12.13 and $11.58, respectively. The Company discontinued issuing ordinary shares under both plans in fiscal 2001.

                         FLEXTRONICS INTERNATIONAL LTD.

     The Company has elected to follow APB Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock option plans and employee stock purchase plans and has adopted the disclosure provisions of SFAS No. 123 "Accounting for Stock Based Compensation". Because the exercise price of the Company's stock options has equaled the fair value of the underlying stock on the date of grant, no compensation expense has been recognized under APB Opinion No. 25. Had the compensation cost for the Company's stock-based compensation plans been determined based on the fair values of these options, the Company's fiscal 1998, 1999, and 2000 net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                               1998       1999        2000
                                                              -------    -------    --------
Net income:
  As reported...............................................  $68,579    $48,800    $181,445
  Pro-forma.................................................   60,860     33,788     156,350
Basic earnings per share:
  As reported...............................................  $  0.57    $  0.36    $   1.12
  Pro-forma.................................................     0.50       0.25        0.97
Diluted earnings per share:
  As reported...............................................  $  0.54    $  0.35    $   1.04
  Pro-forma.................................................     0.48       0.25        0.90

     In accordance with the disclosure provisions of SFAS No. 123, the fair value of employee stock options granted during fiscal 1998, 1999 and 2000 was estimated at the date of grant using the Black-Scholes model and the following weighted average assumptions:

                                                                  YEARS ENDED MARCH 31,
                                                              -----------------------------
                                                               1998       1999       2000
                                                              -------    -------    -------
Volatility..................................................      59%        58%        58%
Risk-free interest rate range...............................     6.1%       5.2%       6.2%
Dividend yield..............................................       0%         0%         0%
Expected lives..............................................  3.5 yrs    3.5 yrs    3.5 yrs

     Because SFAS No. 123 is applicable only to awards granted subsequent to December 30, 1994, and due to the subjective nature of the assumptions used in the Black-Scholes model, the pro forma net income and net income per share disclosures may not reflect the associated fair value of the outstanding options.

OPTION REPRICING

     In light of the substantial decline in the market price of the Company's ordinary shares in the first quarter of fiscal 1998, in June 1997 the Company offered to all employees the opportunity to cancel existing options outstanding with exercise price in excess of $5.82 per share, the fair market value of the Company's ordinary shares at that time, and to have such options replaced with options that have the lower exercise price of $5.82 per share. Employees electing to have options repriced were required to accept an extension of their vesting schedule. The other terms of the options remained unchanged. On June 5, 1997, the Company repriced options to purchase 1,155,840 shares pursuant to this offer.

DEFERRED STOCK COMPENSATION

     Under the DII 1994 Stock Incentive Plan certain key executives of DII were awarded 734,160 and 402,500 shares in fiscal 1999, and 1998, respectively. Shares vest over a period of time, which in no event exceeds eight years. The shares vested at an accelerated rate upon the achievement of certain annual earnings-

                         FLEXTRONICS INTERNATIONAL LTD.

per-share targets established by DII's Compensation Committee. Non vested shares for individual participants who are no longer employed by the Company on the plan termination date are forfeited. Participants receive all unissued shares upon their death or disability, or in the event of a change of control of the Company. The shares are not reported as outstanding until vested. The number of shares vested amounted to 474,145, 100,625, and 422,361 for fiscal 2000, 1999, and 1998, respectively.

     Deferred stock compensation equivalent to the market value at the date the shares were awarded is charged to stockholders' equity and is amortized to expense based upon the estimated number of shares expected to be issued in any particular year. Unearned compensation expense amounting to $3.9 million, $1.8 million, and $4.4 million was amortized to expense during fiscal 2000, 1999, and 1998, respectively. The weighted-average fair value of performance shares awarded in 2000, 1999, and 1998 was $12.46, $12.40, and $6.63 per share, respectively.

     In fiscal 1997, the Company, through its wholly-owned subsidiary Palo Alto Products International, recorded deferred stock compensation of $2.4 million, for options granted with an exercise price below the deemed fair value at the date of grant. Compensation expense is recognized on an accelerated basis over the vesting period of the options and aggregated $0.4 million, $1.0 million and $0.8 million during fiscal 2000, 1999 and 1998, respectively.

9. UNUSUAL CHARGES

     During fiscal 1999, the Company recognized unusual pre-tax charges of $76.2 million, of which $70.8 million was primarily non-cash and related to the operations of the Company's wholly-owned subsidiary, Orbit Semiconductor ("Orbit"). The Company purchased Orbit in August of 1996, and supported Orbit's previously made decision to replace its wafer fabrication facility ("Fab") with a higher technology fab. The transition to the 6-inch fab was originally scheduled for completion during the summer of 1997, but the changeover took longer than expected and was finally completed in January 1998.

     The delayed changeover and the resulting simultaneous operation of both fabrication facilities put pressure on the work force, with resulting quality problems. Compounding these problems, the semiconductor industry was characterized by excess capacity, which led larger competitors to invade Orbit's niche market. Further, many of Orbit's customers migrated faster than expected to a technology in excess of Orbit's fabrication capabilities, requiring Orbit to outsource more of its manufacturing requirements than originally expected. Based upon these continued conditions and the future outlook, the Company took an unusual charge of $51.2 million in the first quarter of fiscal 1999 to correctly size Orbit's asset base to allow its recoverability based upon its then current business size.

     The Company decided to sell Orbit's fabrication facility and outsource semiconductor manufacturing, resulting in an additional unusual charge in the fourth quarter of fiscal 1999 of $19.6 million. These charges were primarily due to the impaired recoverability of inventory, intangible assets and fixed assets, and other costs associated with the exit from semiconductor manufacturing. The manufacturing facility was sold in the first quarter of fiscal 2000, and the Company has successfully adopted a fabless manufacturing strategy.

                         FLEXTRONICS INTERNATIONAL LTD.

     The components of the total unusual charge recorded in fiscal 1999 are as follows:

                                                  FIRST     FOURTH     FISCAL       NATURE OF
                                                 QUARTER    QUARTER     1999         CHARGE
                                                 -------    -------    -------    -------------
Severance......................................  $   498    $ 2,371    $ 2,869             cash
Long-lived asset impairment....................   38,257     16,538     54,795         non-cash
Losses on sales contracts......................    2,658      3,100      5,758         non-cash
Incremental uncollectible accounts
  receivable...................................      900         --        900         non-cash
Incremental sales returns and allowances.......    1,500        500      2,000         non-cash
Inventory write-downs..........................    5,500        250      5,750         non-cash
Other exit costs...............................    1,845      2,238      4,083    cash/non-cash
                                                 -------    -------    -------
  Total unusual pre-tax charges................  $51,158    $24,997    $76,155
                                                 =======    =======    =======

     The following table summarizes the components and activity related to the fiscal 1999 unusual charges:

                                        LONG-LIVED   LOSSES ON   UNCOLLECTIBLE   SALES RETURNS                  OTHER
                                          ASSET        SALES       ACCOUNTS           AND         INVENTORY     EXIT
                            SEVERANCE   IMPAIRMENT   CONTRACTS    RECEIVABLE      ALLOWANCES     WRITE-DOWNS    COSTS     TOTAL
                            ---------   ----------   ---------   -------------   -------------   -----------   -------   --------
Balance at March 31,
  1998....................   $    --     $     --     $    --        $  --          $    --        $    --     $    --   $     --
Activities during the
  year:
  1999 provision..........     2,869       54,795       5,758          900            2,000          5,750       4,083     76,155
  Cash charges............    (1,969)          --          --           --               --             --        (900)    (2,869)
  Non-cash charges........                (54,795)     (4,658)        (767)          (1,500)        (5,500)       (643)   (67,863)
                             -------     --------     -------        -----          -------        -------     -------   --------
Balance at March 31,
  1999....................       900           --       1,100          133              500            250       2,540      5,423
Activities during the
  period:
  Cash charges............      (900)          --          --           --               --             --      (2,540)    (3,440)
  Non-cash charges........        --           --      (1,100)        (133)            (500)          (250)         --     (1,983)
                             -------     --------     -------        -----          -------        -------     -------   --------
Balance at March 31,
  2000....................   $    --     $     --     $    --        $  --          $    --        $    --     $    --   $     --
                             =======     ========     =======        =====          =======        =======     =======   ========

     Of the total unusual pre-tax charges, $2.9 million relates to employee termination costs. As of January 3, 1999, approximately 290 people have been terminated, and another 170 people were terminated when the fabrication facility was sold in the first quarter of fiscal 2000. The Company paid approximately $0.9 million and $2.0 million of employee termination costs during fiscal 2000 and 1999, respectively. The remaining $0.9 million is classified as accrued payroll as of March 31, 1999 and was paid out in the first quarter of fiscal 2000.

     The unusual pre-tax charges include $54.8 million for the write-down of long-lived assets to fair value. Included in the long-lived asset impairment are charges of $50.7 million, which relate to the fabrication facility which was written down to its net realizable value based on its sales price. The Company kept the fabrication facility in service until the sale date in the first quarter of fiscal 2000. The Company discontinued depreciation expense on the fabrication facility when it determined that it would be disposed of and its net realizable value was known. The impaired long-lived assets consisted primarily of machinery and equipment of $52.4 million, which were written down to a carrying value of $9.0 million and building and improvements of $7.3 million, which were written down to a carrying value of zero. The long-lived asset impairment also includes the write-off of the remaining goodwill related to Orbit of $0.6 million. The remaining $3.5 million of asset impairment relates to the write-down to net realizable value of plant and equipment relating to other facilities the Company exited during 1999.

     The Company entered into certain non-cancellable sales contracts to provide semiconductors to customers at fixed prices. Because the Company was obligated to fulfill the terms of the agreements at selling prices which were not sufficient to cover the cost to produce or acquire these products, a liability for losses

                         FLEXTRONICS INTERNATIONAL LTD.

on sales contracts was recorded for the estimated future amount of these losses. The unusual pre-tax charges include $8.7 million for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental costs for sales returns and allowances.

     The unusual pre-tax charges also include $9.8 million for losses on inventory write-downs and other exit costs. The Company has written off and disposed of approximately $5.8 million of inventory. The remaining $4.0 million relates primarily to the loss on the sale of the fabrication facility relating to incremental costs and contractual obligations for items such as lease termination costs, litigation, environmental clean-up costs, and other exit costs, incurred directly as a result of the exit plan.

     The Company also recognized unusual pre-tax charges of $8.9 million in fiscal 1998 relating to the costs incurred in closing the Wales, United Kingdom facility. This charge consists primarily of the write-off of goodwill and intangible assets of $3.8 million, $1.6 million for severance payments, $1.1 million for reimbursement of government grants and $2.4 million of costs associated with the disposal of the factory. This closure is a result of the Company's acquisition of Altatron, which resulted in duplicative facilities in the United Kingdom.

10. RELATED PARTY TRANSACTIONS AND NOTES PAYABLES TO SHAREHOLDERS

     Stephen Rees, a former Director and Senior Vice President of the Company, holds a beneficial interest in both Mayfield International Ltd. ("Mayfield") and Croton Ltd. ("Croton"). During fiscal 1998, the Company paid $140,000 to Croton for management services and $208,000 to Mayfield for the rental of certain office space. Additionally, as of March 31, 2000, $2.5 million was due from Mayfield under a note receivable. The note is included in other current assets on the accompanying balance sheet.

     The Company has loaned $6.8 million to various executive officers of the Company. Each loan is evidenced by a promissory note in favor of the Company. Certain notes are non-interest bearing and others have interest rates ranging from 7.0% to 7.25%. The remaining outstanding balance of the loans, including accrued interest, as of March 31, 2000 was $6.9 million.

11. BUSINESS COMBINATIONS, ASSET PURCHASES AND STRATEGIC INVESTMENTS

     In fiscal 2000, the Company purchased the manufacturing facilities of (i) Cabletron Systems Inc. in Rochester, New Hampshire and Limerick, Ireland, (ii) Fujitsu Siemens Computer in Paderbron, Germany, (iii) Ericsson Business Network in Visby, Sweden, (iv) ABB Automation Products in Vasteras, Sweden, (v) Ericsson Austria AG in Kindberg, Austria, as well as several other immaterial facilities. These transactions have been accounted for as an acquisition of assets.

     Additionally, in fiscal 2000, the Company acquired Vastbright PCB Ltd. located in Zhuhai, China, Micro Electronica, Ltda. located in Sao Paolo, Brazil, as well as the remaining 10% interest in FICO which is located in Shenzhen, China. These transactions have been accounted for under the purchase method of accounting and accordingly, the results of the acquired businesses were included in the Company's consolidated statements of operations from the acquisition dates forward. Comparative pro forma information has not been presented, as the results of the acquired operations were not material to the Company's consolidated financial statements.

                         FLEXTRONICS INTERNATIONAL LTD.

     The aggregate purchase price for the asset acquisitions and business combinations was allocated to the net assets acquired based on their estimated fair values at the dates of acquisition as follows (in thousands):

Net assets at fair value..........................  $225,585
Goodwill and intangibles..........................    52,670
                                                    --------
                                                    $278,255
                                                    ========

     The goodwill associated with these transactions is being amortized over ten years.

     In fiscal 2000, the Company merged with Kyrel, an electronics manufacturing services provider with operations in Finland and France. The merger was accounted for as a pooling-of-interests and the Company issued 3,643,610 ordinary shares in exchange for all the outstanding shares of Kyrel. All financial statements presented have been retroactively restated to include the financial results of Kyrel. Kyrel operated under a calendar year end prior to merging with Flextronics, and accordingly, Kyrel's statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998 have been combined with the corresponding Flextronics consolidated statements for the fiscal year ended March 31, 1999. In fiscal 2000, Kyrel's fiscal year end was changed to conform to Flextronics' fiscal year end. Accordingly, Kyrel's operations for the three months ended March 31, 1999, which include net sales of $101.8 million and net loss of $0.8 million have been excluded from the consolidated results and have been reported as an adjustment to retained earnings in the first quarter of fiscal 2000.

     In fiscal 2000 the Company also merged with PCB, an electronics manufacturing service provider based in the USA, in exchange for a total of 1,084,566 ordinary shares, of which 108,457 ordinary shares are to be issued upon resolution of certain general and specific contingencies. The merger was accounted for as a pooling-of-interests. All financial statements presented have been retroactively restated to include the financial results of PCB. PCB has the same fiscal year as the Company.

     The Company also completed several other immaterial pooling-of-interests transactions. In connection with these mergers, the Company issued 559,098 ordinary shares, of which 55,910 ordinary shares are to be issued upon resolution of certain contingencies. The historical operations of these entities were not material to the Company's consolidated operations on either an individual or an aggregate basis; therefore, prior period statements have not been restated for these acquisitions.

     In March 1999, the Company acquired the manufacturing facilities and related assets of Advanced Component Labs HK Ltd. ("ACL"), a Hong Kong based advanced technology printed circuit board manufacturer for $15.0 million cash. The transaction has been accounted for under the purchase method and accordingly, the results of ACL was included in the Company's consolidated statements of operations from March 1999. Comparative pro forma information has not been presented as the results of operations for ACL were not material to the Company's financial statements. The goodwill associated with this acquisition is amortized over ten years.

     The purchase price was allocated to the net assets acquired based on their estimated fair values at the date of acquisition as follows (in thousands):

ACL's net assets at fair value.............................  $ 5,250
In-process research and development........................    2,000
Goodwill...................................................    7,750
                                                             -------
                                                             $15,000
                                                             =======

     The purchase price allocated to in-process research and development related to development projects which had not reached technological feasibility and had no probable alternative future uses; accordingly, the

                         FLEXTRONICS INTERNATIONAL LTD.

Company expensed the entire amount on the date of acquisition as a one-time charge to operations. ACL's in-process research and development projects were initiated to address the rapid technological change associated with the miniaturized printed circuit board market. The incomplete projects include developing technology for a low cost Ball Grid Array ("BGA") package, developing thermal vias, and developing new methods that enable the use of extremely thin
1.5 mil technology.

     In October 1998, the Company acquired Hewlett-Packard Company's printed wiring board fabrication facility located in Boeblingen, Germany, and its related production equipment, inventory and other assets for a purchase price of approximately $89.9 million. The purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition.

     In August 1998, the Company acquired Greatsino Electronics Technology ("Greatsino"), a printed circuit board fabricator and contract electronics manufacturer with operations in the People's Republic of China. The transaction has been accounted for under the purchase method and accordingly, the results of Greatsino was included in the Company's consolidated statements of operations from August 1998. Comparative pro-forma information has not been presented as the results of operations for Greatsino were not material to the Company's financial statements.

     The purchase price of $51.8 million was allocated to the net assets acquired based on their estimated fair values at the date of acquisition as follows (in thousands):

Greatsino's net assets at fair value.......................  $33,898
Goodwill...................................................   17,897
                                                             -------
                                                             $51,795
                                                             =======

     The acquisition was subject to an earn-out arrangement whereby the sellers of the business earned an additional $43.1 million based upon the business having achieved specified levels of earnings through August 1999. The goodwill associated with this transaction is being amortized over thirty years.

     During fiscal 1999, the Company completed certain other business combinations that are immaterial to the Company's results from operations and financial position. The cash purchase price, net of cash acquired, amounted to $2.1 million. The fair value of the assets acquired and liabilities assumed from these acquisitions was immaterial.

     In fiscal 1998, the company merged with (i) Conexao Informatica Ltd. located in Sao Paolo, Brazil, (ii) Altatron, Inc. headquartered in Fremont, California with additional facilities in Richardson, Texas and Hamilton, Scotland, (iii) DTM Products located in Niwot, Colorado, (iv) Energipilot AB located in Sweden, and (v) Neutronics located in Austria and Hungary.

     The Company issued the following Ordinary Shares in connection with these mergers:

     - 1,686,372 shares for Conexao,

     - 3,154,600 shares for Altatron,

     - 1,009,876 shares for DTM,

     - 919,960 shares for Energipilot, and

     - 11,224,000 shares for 92% of Neutronics.

     These mergers were accounted for under the pooling-of-interests method of accounting. Except for the Neutronics merger, the Company did not restate its prior period financials statements with respect to these

                         FLEXTRONICS INTERNATIONAL LTD.

mergers, because they did not have a material impact on the Company's consolidated results. Accordingly, the results of these acquired companies are included in the Company's consolidated statements of operations from the dates of these acquisitions.

     The Neutronics merger was accounted for under the pooling-of-interests method of accounting. All financial statements presented have been retroactively restated to include the results of Neutronics. Neutronics operated under a calendar year end prior to merging with Flextronics, and during fiscal 1998, Neutronics' fiscal year end was changed from December 31 to March 31 to conform to the Company's fiscal year-end. Accordingly, Neutronics' operations for the three months ended March 31, 1997, which included net sales of $34.9 million and net loss of $3.1 million have been excluded from the consolidated results and have been reported as an adjustment to retained earnings in the first quarter of fiscal 1998.

     During fiscal 1998, the Company completed certain other business combinations that are immaterial to the Company's results from operations and financial position. The cash purchase price, net of cash acquired, amounted to $7.9 million. The fair value of the assets acquired and liabilities assumed from these acquisitions was immaterial. The costs in excess of net assets acquired of these acquisitions amounted to $9.1 million.

12. SEGMENT REPORTING

     The Company operates and is managed internally by four geographic business segments. The operating segments include Asia, Americas, Western Europe and Central Europe. Each operating segment has a regional president that reports to the Company's Chairman and Chief Executive Officer, who is the chief decision maker.

                         FLEXTRONICS INTERNATIONAL LTD.

     Information about segments for the years ended March 31 (in thousands):

                                                            1998          1999          2000
                                                         ----------    ----------    ----------
Net Sales:
  Asia.................................................  $  422,550    $  530,074    $1,013,398
  Americas.............................................   1,021,004     1,580,938     2,510,181
  Western Europe.......................................     411,521       624,181     1,199,506
  Central Europe.......................................     360,406       570,292     1,085,502
  Intercompany eliminations............................     (13,030)      (52,460)      (68,852)
                                                         ----------    ----------    ----------
                                                         $2,202,451    $3,253,025    $5,739,735
                                                         ==========    ==========    ==========
Income (Loss) before Income Taxes:
  Asia.................................................  $   42,706    $   41,948    $   80,574
  Americas.............................................      28,578       (40,591)       48,379
  Western Europe.......................................       7,175        13,436        24,568
  Central Europe.......................................      25,357        32,242        42,156
  Intercompany eliminations, corporate allocations and
     non-recurring charges.............................     (13,156)      (10,250)        7,165
                                                         ----------    ----------    ----------
                                                         $   90,660    $   36,785    $  202,842
                                                         ==========    ==========    ==========
Long-Lived Assets:
  Asia.................................................  $  100,635    $  221,109    $  343,843
  Americas.............................................     359,845       379,250       539,288
  Western Europe.......................................      58,735       165,735       182,165
  Central Europe.......................................      59,940       114,734       166,656
                                                         ----------    ----------    ----------
                                                         $  579,155    $  880,828    $1,231,952
                                                         ==========    ==========    ==========
Depreciation and Amortization:*
  Asia.................................................  $   15,807    $   21,215    $   32,763
  Americas.............................................      27,047        44,588        51,898
  Western Europe.......................................      10,498        15,501        29,906
  Central Europe.......................................       6,385        11,854        17,486
                                                         ----------    ----------    ----------
                                                         $   59,737    $   93,158    $  132,053
                                                         ==========    ==========    ==========
Capital Expenditures:
  Asia.................................................  $   40,329    $   57,413    $  111,854
  Americas.............................................     156,366       117,743       205,879
  Western Europe.......................................      15,376       110,087        36,355
  Central Europe.......................................      19,502        57,720        79,061
                                                         ----------    ----------    ----------
                                                         $  231,573    $  342,963    $  433,149
                                                         ==========    ==========    ==========

---------------
* Excludes unusual charges related to property, plant and equipment and goodwill impairment charges of $53,340 in fiscal 1999. See Note 9 for additional information regarding the unusual charges.

     For purposes of the preceding tables, "Asia" includes China, Malaysia, and Singapore, "Americas" includes U.S., Mexico, and Brazil, "Western Europe" includes Sweden, Finland, France, Scotland, Germany and United Kingdom and "Central Europe" includes Austria, Hungary and Ireland.

     Geographic revenue transfers are based on selling prices to unaffiliated companies, less discounts. Income before tax is net sales less operating expenses, interest or other expenses, but prior to income taxes.

                         FLEXTRONICS INTERNATIONAL LTD.

     The following table represents net sales and long-lived assets attributable to foreign countries exceeding 10% for fiscal years ended March 31:

                                                              1998    1999    2000
                                                              ----    ----    ----
Net Sales :
  China.....................................................   10%     10%     12%
  United States.............................................   42%     40%     33%
  Sweden....................................................   13%     10%     13%
  Hungary...................................................   10%     12%     13%
  All others................................................   25%     28%     29%
Long-Lived Assets:
  China.....................................................   11%     20%     24%
  United States.............................................   54%     35%     27%
  Sweden....................................................   --%     10%      7%
  Hungary...................................................    8%     11%      8%
  All others................................................   27%     24%     34%

13. SUBSEQUENT EVENTS (UNAUDITED)

     In the first fiscal quarter of 2001, the Company announced its intentions to purchase the manufacturing facilities and related assets from Ascom Business Systems AG located in Solothurn, Switzerland and Bosch Telecom GmbH in Pandrup, Denmark, as well as acquire Uniskor, Ltd, located in Israel.

     While the Ascom and Bosch transactions have already closed, the Uniskor transaction is expected to close in the second quarter of 2001 and is subject to applicable governmental approvals and customary conditions of closing.

     These transactions will be accounted for under the purchase method of accounting and the purchase price, which is expected to aggregate $178.0 million, will be allocated to the net assets acquired based on their estimated values at the dates of acquisition.

                         FLEXTRONICS INTERNATIONAL LTD.

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following table contains selected unaudited quarterly financial data for fiscal 1999 and 2000:

                                                FISCAL YEAR ENDED                              FISCAL YEAR ENDED
                                                 MARCH 31, 1999                                 MARCH 31, 2000
                                    -----------------------------------------   -----------------------------------------------
                                     FIRST      SECOND     THIRD      FOURTH     FIRST       SECOND       THIRD        FOURTH
                                    --------   --------   --------   --------   --------   ----------   ----------   ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.........................  $685,658   $762,509   $862,981   $941,877   $956,367   $1,247,765   $1,638,858   $1,896,745
Cost of sales.....................   610,256    680,153    774,578    845,366    861,023    1,127,743    1,498,552    1,748,088
Unusual charges...................    51,158         --         --     24,997         --           --           --           --
                                    --------   --------   --------   --------   --------   ----------   ----------   ----------
Gross profit......................    24,244     82,356     88,403     71,514     95,344      120,022      140,306      148,657
Selling, general and
  administrative..................    39,060     44,610     45,804     50,334     50,549       54,954       64,294       70,477
Goodwill and intangible
  amortization....................     2,215      2,194      2,271      2,485      2,919        2,977        2,955        3,932
Acquired in-process research and
  development.....................        --         --         --      2,000         --           --           --           --
Merger-related expenses...........        --         --         --         --         --        2,549           --          974
Interest and other expense, net...     7,531      9,167     12,656      9,405      9,516       13,419       14,671        7,301
                                    --------   --------   --------   --------   --------   ----------   ----------   ----------
Income (loss) before income
  taxes...........................   (24,562)    26,385     27,672      7,290     32,360       46,123       58,386       65,973
Provision for (benefit from)
  income taxes....................    (9,442)     4,332      4,369    (11,274)     4,358        5,408        3,009        8,622
                                    --------   --------   --------   --------   --------   ----------   ----------   ----------
Net income (loss).................  $(15,120)  $ 22,053   $ 23,303   $ 18,564   $ 28,002   $   40,715   $   55,377   $   57,351
                                    ========   ========   ========   ========   ========   ==========   ==========   ==========
Diluted earnings (loss) per
  share...........................  $  (0.11)  $   0.15   $   0.16   $   0.12   $   0.17   $     0.24   $     0.32   $     0.29
                                    ========   ========   ========   ========   ========   ==========   ==========   ==========
Weighted average ordinary shares
  and equivalents
  outstanding -- diluted..........   136,172    143,745    148,812    159,665    162,366      167,274      175,114      196,541
                                    ========   ========   ========   ========   ========   ==========   ==========   ==========

PROSPECTUS

                         FLEXTRONICS INTERNATIONAL LTD.
                                ORDINARY SHARES

                           -------------------------

     By this prospectus, we may offer up to 14,400,000 ordinary shares. We will provide specific terms for the sale of the ordinary shares in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     The ordinary shares are quoted on the Nasdaq National Market under the symbol "FLEX." On September 13, 1999, the closing sale price of the ordinary shares was $65.8125 per share.

                           -------------------------

     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" IN THE SUPPLEMENT TO THIS PROSPECTUS.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September 24, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About This Prospectus.......................................    2
Where You Can Find More Information.........................    2
Forward-Looking Statements..................................    3
The Company.................................................    4
Enforcement of Civil Liabilities............................    4
Risk Factors................................................    4
Use of Proceeds.............................................    4
Description of Capital Shares...............................    4
Taxation....................................................    7
Plan of Distribution........................................    8
Legal Matters...............................................    9
Experts.....................................................    9

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell up to 14,400,000 ordinary shares in one or more offerings. This prospectus provides you with a general description of the ordinary shares we may offer. Each time we sell ordinary shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information." The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information." We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available on the SEC's website at "http://www.sec.gov."

     The SEC allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the sale of all the shares covered by this prospectus:

     - our Annual Report on Form 10-K for the fiscal year ended March 31, 1999;

     - our Quarterly Report on Form 10-Q for the quarter ended June 25, 1999;
       and

     - the description of our ordinary shares contained in our Registration Statement on Form 8-A dated January 31, 1994.

     You may request a copy of these filings, at no cost, by writing or telephoning us at:

                         Flextronics International Ltd.
                                2245 Lundy Drive
                           San Jose, California 95131
                         Attention: Laurette F. Slawson
                  Treasurer and Director of Investor Relations
                           Telephone: (408) 428-1300

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement, other than any information superseded by a later document filed with the SEC and incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. The selling shareholders may not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact we make in this prospectus, prospectus supplement or in any document incorporated by reference are forward-looking. In particular, the statements herein regarding industry prospects and our future results of operations or financial position are forward-looking statements. Forward-looking statements reflect our current expectations and are inherently uncertain. Our actual results may differ significantly from our expectations. The section entitled "Risk Factors" that appears in our Annual Report on Form 10-K for the year ended March 31, 1999 and in the prospectus supplement accompanying this prospectus describe some, but not all, of the factors that could cause these differences.

                                  THE COMPANY

     Flextronics is a leading provider of advanced electronics manufacturing services to original equipment manufacturers in the telecommunications, networking, computer, consumer electronics and medical device industries. We provide a wide range of integrated services, from initial product design to volume production and fulfillment. Our manufacturing services range from printed circuit board fabrication and assembly to complete product assembly and test. We believe that we have developed particular strengths in advanced interconnect, miniaturization and packaging technologies. In addition, we provide advanced engineering services, including product design, PCB layout, quickturn prototyping and test development. Throughout the production process, we offer logistics services, such as materials procurement, inventory management, packaging and distribution. Our principal executive offices are located at 514 Chai Chee Lane, #04-13, 1 Bedok Industrial Estate, Singapore 469029 and our telephone number is 65-449-5255.

                        ENFORCEMENT OF CIVIL LIABILITIES

     We are incorporated in Singapore under the Companies Act. Some of our directors and executive officers reside in Singapore. All or a substantial portion of the assets of such persons, and a substantial portion of our assets, are located outside the United States. As a result, it may not be possible for persons purchasing ordinary shares to effect service of process within the United States upon such persons or Flextronics or to enforce against them, in the United States courts, judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Singapore legal advisors, Allen & Gledhill, that there is doubt as to the enforceability in Singapore, either in original actions or in actions for the enforcement of judgments of United States courts, of civil liabilities predicated upon the federal securities laws of the United States.

                                  RISK FACTORS

     An investment in the ordinary shares involves a high degree of risk. You should carefully consider the information contained under the heading "Risk Factors" in the applicable supplement to this prospectus before investing in the ordinary shares.

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable supplement to this prospectus, the net proceeds from the sale of ordinary shares offered under this prospectus will be added to our general funds and may be used to:

     - meet our working capital requirements;

     - fund capital expenditures;

     - repay debt; and

     - finance acquisitions of other assets and companies.

     Until the net proceeds have been used, they will be invested in short-term marketable securities.

                         DESCRIPTION OF CAPITAL SHARES

     The following is a brief summary of the more important rights of holders of ordinary shares under Singapore law and our Articles of Association (the "Articles"). This summary is not complete. Our Articles and our Memorandum of Association also are exhibits to the registration statement of which this prospectus forms a part. The Articles and the Memorandum of Association can be obtained from our SEC filings as described under the heading "Where You Can Find More Information" and also at our San Jose, California office and at our registered office in Singapore.

ORDINARY SHARES

     Our authorized capital consists of 250,000,000 ordinary shares, par value S$0.01, of which 49,953,237 shares were outstanding on September 10, 1999. The Articles enable us in certain circumstances to issue shares with preferential, deferred or other special rights or restrictions as our directors may determine. All of our outstanding shares are fully paid and our shareholders are not subject to any calls on such shares. The shares offered hereby, when issued, will also be fully paid and investors will not be subject to any calls on such shares. All of our shares are in registered form, and the shares offered hereby also will be in registered form. Except in the circumstances permitted by the Singapore Companies Act, we can neither purchase our outstanding shares nor grant any financial assistance for the acquisition of our shares.

NEW SHARES

     New shares may only be issued with the prior approval of our shareholders in a general meeting. Such approval, if granted, will lapse at the next Annual General Meeting or, if earlier, the expiration of the period within which the next Annual General Meeting is required to be held. At our 1999 Annual General Meeting, our shareholders provided our directors with general authority to issue new ordinary shares prior to our next Annual General Meeting. Subject to this, and the provisions of the Singapore Companies Act and our Articles, our directors may allot and issue new shares on such terms as they may think fit.

SHAREHOLDERS

     Only persons who are registered in our books are recognized as shareholders and absolute owners of the shares. On September 10, 1999, there were approximately 392 holders of ordinary shares. We may, on giving not less than 14 days' notice, close the register of members for any time or times but the register may not be closed for more than 30 days in any calendar year. Such closure is normally made for the purpose of determining shareholders' entitlement to receive dividends and other distributions and would, in the usual case, not exceed 10 days.

TRANSFER OF SHARES

     Subject to applicable securities laws, the ordinary shares are freely transferable, and may be transferred by a duly signed instrument of transfer in a form approved by our directors. The directors may decline to register any transfer unless, among other things, it has been duly stamped and is presented for registration together with the share certificate and such other evidence of title as they may require. We will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing such evidence and indemnity as the directors may require.

SHAREHOLDERS' MEETINGS

     We are required to hold an Annual General Meeting in each year. Our directors may convene an Extraordinary General Meeting whenever they think fit and they must do so upon the request in writing of shareholders representing not less than one-tenth of the total voting rights of all shareholders. In addition, two or more shareholders holding not less than one-tenth of our issued share capital may call a meeting. Unless otherwise required by law or by the Articles, voting at general meetings is by ordinary resolution, requiring an affirmative vote of a simple majority of the votes cast at a meeting of which at least 14 days' written notice is given. An ordinary resolution suffices, for example, in respect of appointments of directors. A special resolution, requiring an affirmative vote of at least 75% of the votes cast at the meeting of which at least 21 days' written notice is given, is necessary for certain matters under Singapore law, such as an alteration of the Articles.

VOTING RIGHTS

     Voting at any meeting of shareholders is by a show of hands unless a poll is duly demanded. If voting is by a show of hands, every shareholder who is present in person or by proxy at the meeting has one vote. On a poll every shareholder who is present in person or by proxy has one vote for every share held by him. A poll may be demanded by the chairman of the meeting or by not less than three members present in person or by proxy and entitled to vote or by shareholders present in person or by proxy and representing in the aggregate not less than one-tenth of the total voting rights of all shareholders having the right to attend and vote at the meeting. There are no limitations imposed by the laws of Singapore or by the Articles on the right of nonresident shareholders to hold or vote ordinary shares, other than the limitations described below under "Takeovers," which are applicable to all of our shareholders.

DIVIDENDS

     Since inception, we have not declared or paid any cash dividends and our current loan agreement prohibits the payment of cash dividends without the lenders' prior consent. We anticipate that all earnings in the foreseeable future will be retained to finance our business.

BONUS AND RIGHTS ISSUES

     We may, with the approval by our shareholders in a general meeting, capitalize any reserves or profits and distribute them as bonus shares to our shareholders in proportion to their shareholdings. At our 1999 Annual General Meeting, our shareholders authorized our directors, at any time on or before June 30, 2000, to distribute one bonus share for each outstanding ordinary share. Our directors may also issue to shareholders rights to take up additional shares, in proportion to their shareholdings. Such rights would be subject to any conditions attached to such issue.

TAKEOVERS

     The acquisition of our shares is regulated by the Singapore Companies Act (Chapter 50) and the Singapore Code on Takeovers and Mergers (the "Takeovers Code"). Any person (or parties acting in concert) acquiring an interest in 25% or more of the voting rights in us is obliged to extend a takeover offer for the remaining voting shares in accordance with the provisions of the Takeovers Code. An offer for consideration other than cash must be accompanied by a cash alternative at not less than the highest price (excluding stamp duty and commission) paid by the offeror or parties acting in concert with him for shares of that class within the preceding 12 months. A mandatory takeover offer is also required to be made if a person holding between 25% and 50% of the voting rights, either on his own or together with parties acting in concert with him, acquires additional shares representing more than 3% of the voting rights in any 12-month period.

LIQUIDATION OR OTHER RETURN OF CAPITAL

     On a winding-up or other return of our capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

INDEMNITY

     As permitted by the laws of Singapore, the Articles provide that, subject to the Singapore Companies Act, our directors and officers will be indemnified by us against any liability incurred by them in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to have been done as our officer, director or employee and in which judgment is given in their favor or in which they are acquitted or in connection with any application under any statute for relief from liability in respect thereof in which relief is granted by the court. Directors and officers may not be indemnified by us against any liability to us for negligence, default, breach of duty or breach of trust.

TRANSFER AGENT

     Our transfer agent is Boston EquiServe, P.O. Box 8040, Boston, Massachusetts 02266-8040.

                                    TAXATION

     This summary of Singapore and U.S. tax considerations is based on current law and is provided for general information. The discussion does not purport to deal with all aspects of taxation that may be relevant to particular shareholders in light of their investment or tax circumstances, or to certain types of shareholders, including insurance companies, tax-exempt organizations, regulated investment companies, financial institutions or broker-dealers, and shareholders that are not U.S. shareholders (as defined below) subject to special treatment under the U.S. federal income tax laws. U.S. shareholders should consult their own tax advisors regarding the particular tax consequences to such shareholders of any investment in the ordinary shares.

INCOME TAXATION UNDER SINGAPORE LAW

     Under current provisions of the Income Tax Act, Chapter 134 of Singapore, corporate profits are taxed at a rate equal to 25.5%. Under Singapore's taxation system, the tax paid by a company is deemed paid by its shareholders. Thus, the shareholders receive dividends net of the tax paid by us. Dividends received by either a resident or a nonresident of Singapore are not subject to withholding tax. Shareholders are taxed on the cash amount of the dividend plus the amount of corporate tax paid by us. The tax paid by us will be available to shareholders as a tax credit to offset the Singapore income tax liability on their overall income, including the gross amount of dividends. No tax treaty currently exists between the Republic of Singapore and the U.S.

     Under current Singapore tax law there is no tax on capital gains, and, thus, any profits from the disposal of shares are not taxable in Singapore unless the vendor is regarded as carrying on a trade in shares in Singapore, in which case, the disposal profits would be taxable as trade profits rather than capital gains.

     There is no stamp duty payable in respect of the holding and disposition of shares, or the acquisition of newly issued shares. When outstanding shares are acquired in Singapore, stamp duty is payable on the instrument of transfer of the shares at the rate of S$2 for every S$1,000 of the market value of the shares. The stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore, stamp duty must be paid if the instrument of transfer is received in Singapore. Under our Articles of Association, our directors are authorized to refuse to register a transfer unless the instrument of transfer has been duly stamped.

INCOME TAXATION UNDER UNITED STATES LAW

     Individual shareholders that are U.S. citizens or resident aliens (as defined in the Internal Revenue Code), corporations or partnerships or other entities created or organized under the laws of the United States, or any political subdivision thereof, and certain trusts and estates ("U.S. shareholders") will, upon the sale or exchange of a share, recognize gain or loss for U.S. income tax purposes in an amount equal to the difference between the amount realized and the U.S. shareholder's tax basis in such a share. If paid in currency other than U.S. dollars, the U.S. dollar amount realized (as determined on the trade date) is determined by translating the foreign currency into U.S. dollars at the spot rate in effect on the settlement date of the sale in the case of a U.S. shareholder that is a cash basis taxpayer. An accrual basis taxpayer may elect to use the spot rate in effect on the settlement date of the sale by filing a statement with the U.S. shareholder's first return in which the election is effective clearly indicating that the election has been made. Such an election must be applied consistently from year to year and cannot be changed without the consent of the Internal Revenue Service. Such gain or loss will be capital gain or loss if the share was a capital asset in the hands of the U.S. shareholder and will not be short-term capital gain or loss if the share has been held for more than one year. If a U.S. shareholder receives any currency other than U.S. dollars on the sale of a share, such U.S. shareholder may recognize ordinary income or loss as a result of currency fluctuations between the date of such sale and the date such sale proceeds are converted into U.S. dollars.

     U.S. shareholders will be required to report as income for U.S. income tax purposes the amount of any dividend received from us to the extent paid out of our current or accumulated earnings and profits, as determined under current U.S. income tax principles. If over 50% of our stock, by vote or value, were owned by U.S. shareholders who individually held 10% or more of our voting stock, the U.S. shareholders potentially would be required to include in income a portion or all of their pro rata share of our earnings and profits and the earnings and profits of our non-U.S. subsidiaries. If 50% or more of our assets during a taxable year produced or were held for the production of passive income, as defined in Section 1297(b) of the Internal Revenue Code (for example, certain forms of dividends, interest and royalties), or 75% or more of our gross income for a taxable year was passive income, adverse U.S. tax consequences could result to our U.S. shareholders.

     Shareholders that are not U.S. shareholders ("non-U.S. shareholders") will not be required to report for U.S. federal income tax purposes the amount of any dividend received from us. Non-U.S. shareholders, upon the sale or exchange of a share, would generally not be required to recognize gain or loss for U.S. federal income tax purposes.

ESTATE TAXATION

     In the case of an individual who is not domiciled in Singapore, a Singapore estate tax is imposed on the value of all movable and immovable properties situated in Singapore. Our ordinary shares are considered to be situated in Singapore. Thus, an individual shareholder who is not domiciled in Singapore at the time of his or her death will be subject to Singapore estate tax on the value of any such shares held by the individual upon the individual's death. Such a shareholder will be required to pay Singapore estate tax to the extent that the value of the shares (or in aggregate with any other assets subject to Singapore estate tax) exceeds S$600,000. Any excess will be taxed at a rate equal to 5% on the first S$12,000,000 of the individual's Singapore chargeable assets and thereafter at a rate equal to 10%. An individual shareholder who is a U.S. citizen or resident (for U.S. estate tax purposes) also will have the value of the shares included in the individual's gross estate for U.S. estate tax purposes. An individual shareholder generally will be entitled to a tax credit against the shareholder's U.S. estate tax to the extent the individual shareholder actually pays Singapore estate tax on the value of the shares; however, the tax credit is generally limited to the percentage of the U.S. estate tax attributable to the inclusion of the value of the shares included in the shareholder's gross estate for U.S. estate tax purposes, adjusted further by a pro rata apportionment of available exemptions. Individuals who are domiciled in Singapore should consult their own tax advisors regarding the Singapore estate tax consequences of their investment.

                              PLAN OF DISTRIBUTION

     We may sell the securities (1) through underwriters or dealers, (2) through agents, or (3) directly to one or more purchasers. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

     - the name or names of any underwriters, if any;

     - the purchase price of the securities and the proceeds we will receive from the sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities may be listed.

     Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

     If underwriters are used in the sale, they will acquire the securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

     We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

     We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

     We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

     All securities we offer other than common stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

                                 LEGAL MATTERS

     Allen & Gledhill, Singapore will provide us with an opinion as to the legality of the ordinary shares. Counsel for any underwriters named in the applicable prospectus supplement will provide an opinion as to certain legal matters relating to the ordinary shares.

                                    EXPERTS

     Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended March 31, 1999 have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Our future financial statements and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent said firm has audited those financial statements and consented to the use of their reports thereon.

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

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                                5,500,000 SHARES

                               [FLEXTRONICS LOGO]

                           -------------------------
                             PROSPECTUS SUPPLEMENT
                                              , 2000
                           -------------------------

                         BANC OF AMERICA SECURITIES LLC
                              SALOMON SMITH BARNEY
                           THOMAS WEISEL PARTNERS LLC
                                LEHMAN BROTHERS

                   SUBJECT TO COMPLETION, DATED JUNE 12, 2000
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